As filed with the Securities and Exchange SEC on April 29, 2002                                                                                                File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAN HOLDINGS, INC.
(Name of small business issuer in its charter)

                                   COLORADO                                              3562                                                         84-0907969
                      (State or jurisdiction of                       (Primary Standard Industrial                  (I.R.S. Employer Identification No.)
                      incorporation or organization)             Classification Code Number)

                                                                                                                                                John Jenkins, CEO
                              900 West Castleton Road, Suite 100                                             900 West Castleton Road, Suite 100
                                      Castle Rock, CO 80104                                                                  Castle Rock, CO 80104
                                             (303) 660-3933                                                                               (303) 660-3933
                      (Address, including zip code, and telephone                                      (Name, address, including zip code
                                 number, including area code, of                                                 and telephone number, including
                       Registrant’s principal executive offices)                                             area code, of agent for service)

It is requested that copies of all correspondence be sent to:
Donna A. Key, Esq., Key Law Firm, PC, 2400 S. Clayton St., Ste. 1000, Denver, Colorado 80210, telephone number (303) 864-9000, facsimile number (303) 757-2708

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on such date as the Securities and Exchange SEC acting pursuant to said Section 8(a) may determine.

                                           Proposed           Proposed
Title of each class                        maximum            maximum            Amount of
of securities to         Amount to be   offering price    aggregate offering    registration
  be registered          registered(1)    per unit(2)          Price               fee(1)
-------------------      ------------   --------------    ------------------    ------------

Common stock,
no par value (3)           28,859,432     $0.70(3)         $20,201,602.40         $1,858.55

Common stock issuable
upon exercise of
outstanding A Warrants(4)   3,240,021     $0.63(4)         $ 2,025,013.13         $  186.30

Common stock issuable
upon exercise of
outstanding B Warrants(4)   2,199,637     $1.25(4)         $ 2,749,546.25         $  252.96

Common stock issuable
upon exercise of
outstanding C Warrants(4)      421,450    $0.85(4)         $   358,232.50         $   32.96

Common Stock issuable
upon exercise of warrants
issued as compensation(4)      100,000    $0.81(4)         $    81,000.00         $    7.45
                               100,000    $0.89(4)         $    89,000.00         $    8.19
                               225,000    $1.00(4)         $   225,000.00         $   20.70
                               271,000    $1.15(4)         $   311,650.00         $   28.67
                                90,000    $1.22(4)         $   109,350.00         $   10.06
                                85,000    $1.25(4)         $   106,250.00         $    9.78
                               250,000    $1.50(4)         $   375,000.00         $   34.50
                                55,000    $1.75(4)         $    96,250.00         $    8.86
                               150,000    $2.00(4)         $   300,000.00         $   27.60
                                50,000    $3.00(4)         $   150,000.00         $   13.80
                           -----------                      -------------          --------
        Total               36,096,540                     $27,177,894.28         $2,500.37
                           ===========                      =============          ========

___________________
(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.

(2)	Consists of shares outstanding in the hands of selling shareholders. Registration fee is based on the last sale price ($0.70) reported by the OTCBB on April 24, 2002 (a date within five business days prior to the initial filing hereof) pursuant to Rule 457(c).

(3)	Consists of shares purchasable upon exercise of warrants held by certain selling shareholders. Registration fee is based on the exercise price of the warrants.

(4)	Pursuant to Rule 416, there are also being registered such additional shares of common stock as may become issuable as a result of the anti-dilution provisions of outstanding warrants.

SAN Holdings, Inc.
Cross Reference Sheet

Form SB-2
April 26, No.     Caption                                            Sections in prospectus
---------    -------                                            ----------------------

I.        Information Required in prospectus
1            Front of the Registration Statement and Outside
             Front Cover Page of prospectus                     Outside Front Cover Page
2            Inside Front and Outside Back Cover Pages of
             Prospectus                                         Inside Front Cover Pages;
                                                                Table of Contents
3            Summary Information and Risk Factors               Risk Factors; Prospectus Summary
4            Use of Proceeds                                    Prospectus Summary; Use of Proceeds
5            Determination of Offering Price                    Plan of Distribution
6            Dilution                                           Not Applicable
7            Selling Securityholders                            Selling Shareholders
8            Plan of Distribution                               Plan of Distribution
9            Legal Proceedings                                  SANZ and Its Business - Legal Proceedings
10           Directors, Executive Officers, Promoters
             and Control Persons                                Management
11           Security Ownership of Certain Beneficial
             Owners and Management                              Principal Shareholders
12           Description of Securities                          Description of Securities
13           Interest of Named Experts and Counsel              Not Applicable
14           Disclosure of SEC Position on Indemnification for
             Securities Act Liabilities                         Plan of Distribution - Indemnification
15           Organization within Last Five Years                Certain Transactions
16           Description of Business                            SANZ and Its Business
17           Management's Discussion and Analysis or Plan of    Management's Discussion and Analysis of
             Operation                                          Financial Condition and Results of Operations
18           Description of Property                            SANZ and Its Business - Properties
19           Certain Relationships and Related
             Transactions                                       Certain Transactions
20           Market for Common Equity and Related Stockholder
             Matters                                            Market for Common Stock and Related Shareholder
                                                                Matters
21           Executive Compensation                             Management - Executive Compensation
22           Financial Statements                               Financial Statements
23           Changes In and Disagreements With Accountants on
             Accounting and Financial Disclosure                Not Applicable

II        Information Not Required in prospectus
24           Indemnification of Directors and Officers          Indemnification of Directors and Officers
25           Other Expenses of Issuance and Distribution
                                                                Other Expenses of Issuance and Distribution
26           Recent Sales of Unregistered Securities
                                                                Recent Sales of Unregistered Securities
27           Exhibits                                           Exhibits
28           Undertakings                                       Undertakings

-ii-

Subject to Completion - Preliminary prospectus dated April 29, 2002

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SAN HOLDINGS, INC.

36,096,540 Shares of Common Stock

        Certain shareholders of SAN Holdings, Inc. (“SANZ”) may offer and sell shares of SANZ common stock under this prospectus. SANZ will not receive any of the proceeds from the sale of the shares sold by these selling shareholders. Of the total shares offered, 28,859,432 are currently outstanding. These outstanding shares represent approximately 75% of the total shares outstanding on the date of this prospectus. Sale of any of these previously restricted shares into the public market could impact the market adversely so long as this offering continues.

        Some of the selling shareholders own warrants to purchase SANZ shares. The shareholders may exercise those warrants, at prices ranging from $0.625 to $3.00 per share, to purchase from SANZ an additional 7,237,108 shares, which the shareholders may sell pursuant to this prospectus. The shareholders will receive any profit resulting from the resale of the warrant shares to the public.

        The selling shareholders may offer the shares through dealers or brokers in the over-the-counter market, or in privately negotiated transactions. Sales through dealers or brokers will be made with customary commissions being paid by the selling shareholders. Persons assisting the selling shareholders with respect to privately negotiated transactions may also receive compensation. See “Plan of Distribution.”

        SANZ common stock is traded in the over-the-counter market and is quoted on the OTCBB. On April 24, 2002, the last sale price was $0.70 per share.

        These shares are speculative and involve a high degree of risk. See “Risk Factors” for discussion of certain material risks in connection with SANZ, which prospective investors should consider prior to purchasing the securities offered hereby.

        THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION AND THE SEC HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April __, 2002.

AVAILABLE INFORMATION

        We have filed with the SEC in Washington, D.C. a registration statement on Form SB-2, as amended, with respect to this offering of shares. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information we included in the registration statement and its exhibits. We also file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

        We provide to our shareholders annual reports, which include audited financial statements.

        Any person who receives a copy of this prospectus may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Your request for documents should be directed to Shareholder Relations, SAN Holdings, Inc., 900 W. Castleton Road, Suite 100, Castle Rock, CO 80104, telephone (303) 660-4633.

PROSPECTUS SUMMARY

Risk Factors

        An investment in our shares involves a high degree of risk. Factors that may affect our business and include those discussed below under the heading “Risk Factors.”

Our Business

        SAN Holdings, Inc., hereafter SANZ, provides sophisticated enterprise-level data storage and management solutions to clients in the commercial and federal markets. In the industry, we are known as a “storage solution provider.” We focus exclusively on the design, delivery, and management of intelligent network storage solutions, and provide the following products and services:

•	Custom storage solutions that we design and deliver as a project to meet a client’s specific needs.

•	Integrated solution products for specific market segments.

•	Storage system management outsourcing services.

        Historically, we have generated revenue from a mix of project, product re-sale, and project-based services, as well as recurring revenues from storage management outsourcing contracts. Recently we began developing integrated solution products that provide data storage and management solutions tailored to deliver optimized performance for particular market segments. Our new product offerings include EarthWhereTM, an engineered storage and data management system designed specifically for the unique data requirements of geospatial imagery, and SANZStreamTM solutions, designed to address the particular requirements for rich media data storage and distribution. We expect to begin selling our integrated solution products in 2002.

        Growing demand for data storage is the result of a proliferation of data intensive applications, from areas as sophisticated as document imaging, digital video, e-banking, e-education, scientific research, and archiving satellite imagery, to those as basic as email. The common thread among these applications is that data storage is an enabling element. In addition to fundamental issues of data storage, data availability becomes critical. Today’s businesses depend on rapid response time, both internally and with vendors and customers via the Internet, making high availability essential for virtually all server applications. Consolidating data storage in networks at centralized data centers lowers costs through increased utilization and more efficient management.

        Our principal executive offices are located at 900 West Castleton Road, Suite 100, Castle Rock, Colorado. Our telephone number is (303) 660-3933.

The Offering

        The selling shareholders consist of persons who hold securities that we issued in our recently completed acquisition of ITIS Services, Inc. (hereafter, “ITIS”), and in private placement transactions to obtain cash or services for our business. The selling shareholders also include some of our officers and directors. Accordingly, the shares held by the selling shareholders are restricted securities and are subject to restrictions on resale arising under the Securities Act of 1933. We are registering the resale of the selling shareholders common stock so that they may freely resell their common stock without the legal restrictions and inconvenience associated with reselling restricted securities under the Securities Act. An individual selling shareholder may choose any of several methods for the resale of shares, as described in “Plan of Distribution,” below.

Use of Proceeds

        We will not receive any proceeds from the sale of shares by the selling shareholders. If any warrants are exercised, SANZ may receive cash proceeds. Any proceeds we receive from warrant exercise will be used for working capital. See “Use of Proceeds.”

RISK FACTORS

        In addition to the other information contained in this prospectus, prospective investors should carefully consider the following factors in evaluating SANZ, its business and financial condition before purchasing shares offered hereby. We believe the risks and uncertainties described below may materially affect SANZ. There also could be additional risks and uncertainties, that we are unaware of or that we currently deem immaterial, which may become important factors that affect our financial condition or results.

We may not be successful in growing our business quickly enough to support the investment we are making in infrastructure and technical resources.

We continue to expand our engineering staff and sales force and improve our infrastructure, both through internal growth and our recent acquisitions, to support both expanded selling and project execution elements necessary for our growth objectives. If we fail to achieve revenue and gross margin growth to cover this increased overhead, our progress to breakeven and profitable operations will be delayed.

Our ability to grow our business depends on others.

Our ability to grow our business depends in part on certain actions taken by others. For example, our technology partners could change their marketing strategies and de-emphasize their use of marketing partners such as SANZ. In addition, our technology partners have imposed minimum number and training requirements for engineering and sales staff. While we currently meet these requirements, if we lose any engineers or salespeople due to turnover or if we are unable to hire and train a sufficient number of engineers or salespeople, we could lose business generated through these partners.

We must effectively integrate ITIS with SANZ and recognize expected synergies.

Acquisitions entail a number of risks, including: problems integrating the acquired operations’ technologies or products with our existing business and products; diversion of management’s time and attention from our core business; and difficulties in retaining business relationships with suppliers and customers of the acquired company. Achieving the anticipated benefits of the ITIS acquisition will depend in part upon whether we are able to effectively integrate the businesses. Even if we are able to integrate ITIS’ operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved.

There will be risks associated with introducing new products.

We have recently completed development of two new products, EarthWhereTM and SANZstreamTM. Both have been introduced but neither has yet generated any sales. We will continue to evaluate opportunities to develop other integrated product solutions. Market acceptance of new products may be slow or less than we expect; SANZstreamTM in particular addresses an as-yet undeveloped market segment. The products also may not perform in a manner that is required by the market, or our competitors may be more effective in reaching the market segments we are targeting with these products. Slow market acceptance of these products will adversely affect our financial results.

Due to our limited operating history and the uncertain acceptance of our new products, we may have difficulty accurately predicting revenue for future periods and appropriately budgeting for expenses.

The Company’s limited operating experience, our recent and significant increase in size through the acquisition of ITIS, and other factors beyond our control reduce our ability to accurately forecast our quarterly and annual revenue. If our revenue does not increase as anticipated, significant losses could result due to expense levels that were established in anticipation of that revenue growth.

We have experienced and expect to continue to experience significant period-to-period fluctuations in our revenue and operating results.

A number of factors may particularly contribute to fluctuations in our revenue and operating results, including: the timing of orders from, and product integration by, our customers, and the tendency of these customers to change their order requirements frequently with little or no advance notice to us; deferrals of customer orders in anticipation of new products, services, or product enhancements from us or our competitors or from other providers of storage networking products; and the rate at which new markets emerge for products we are currently developing.

Our business is dependent on a market that is new and unpredictable.

Storage area networks, or SANs, were introduced in 1997. As a result, the market for SANs and related products has only recently begun to develop and is rapidly evolving. Because this market is new, it is difficult to predict its potential size or future growth rate. If this market does not develop and expand as we anticipate, our business will suffer.

Public sale of previously restricted shares acquired at prices below current market price could cause the market price of our shares to drop significantly, even if our business is doing well.

All of the shares registered for sale on behalf of the selling shareholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933. We have filed the registration statement of which this prospectus is a part to permit the public sale of the restricted shares currently outstanding, as well as shares issued to the selling shareholders upon exercise of warrants they hold. Any shares not sold by selling shareholders pursuant to this prospectus will remain as restricted securities in the hands of the holder. The outstanding shares were purchased, and outstanding warrants are exercisable, at prices as low as $0.625 per share. The sale into the public market of shares purchased at prices below the current market price could have a depressive effect on the market price for our shares. These restricted shares were issued to acquire ITIS, were sold to raise capital, or were issued as compensation for services. As a condition of the acquisition of ITIS, we agreed to register the shares we issued to ITIS shareholders for public sale. In other private issuances, we also agreed to include those securities in any registration statement that we filed, including the ITIS shareholder registration statement. These restricted shares could be sold publicly on the date the registration statement becomes effective, even if that date is earlier than the Rule 144 sale date shown below. As a condition to the ITIS acquisition, however, holders of approximately 4,068,507 shares issued in the acquisition agreed not to sell those shares until various dates in the third and fourth quarters of 2002, except under limited exceptions, even if the registration statement becomes effective prior to those dates. As restrictions on resale end, the market price for our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

                      % of total      Date of availability for resale into
   Number of shares   outstanding       public market under Rule 144
   ----------------   -----------       ----------------------------
      8,842,476           23%                      June 30, 2002
     18,511,262           48%                  December 19, 2002
      1,415,700            4%                     March 25, 2003

We may require additional capital to fund our business.

We executed a $2.5 million bank line of credit on May 31, 2001, and began drawing on this line early in 2002. We also recently raised approximately $1.0 million of additional equity capital in a private placement. Our current working capital, coupled with the recent private placement and the line of credit, should finance operations for 2002. However, we may need to raise additional funds due to changes in economic conditions and the unpredictable nature of the market. We continue to maintain relationships that could provide sources of equity and/or debt in case such a need should arise. However, there is no assurance funding will be available on favorable terms or in an amount sufficient to fund our expanded business plan as quickly as we have projected. If equity capital were raised, the issuance of those shares would also be dilutive to the ownership interests of all other stockholders.

We are a relatively small company with limited resources compared to some of our current and potential competitors.

Some of our current and potential competitors have longer operating histories, significantly greater resources, broader name recognition, and a larger installed base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours, which would allow them to respond more quickly than us to new or emerging technologies or changes in customer requirements. In addition, some of our current and potential competitors have already established supplier or joint development relationships with decision makers at our current or potential customers.

No dividends.

SANZ has never paid cash dividends on common stock. We it do not contemplate paying dividends in the foreseeable future since we will use all of our earnings, if any, to finance expansion of our operations. See “Market for Our Shares and Related Shareholder Matters - Dividends.”

Preferred stock authorized for issuance.

We are authorized to issue up to 10,000,000 shares of preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. As of the date of this prospectus, there are no shares of preferred stock issued or outstanding, and the board of directors has no current plan to issue any shares of preferred stock. However, at any time the board may issue shares of preferred stock having rights superior to those of the common stock. This could cause the market price of our common stock to decrease. Preferred shares could be issued as a device to prevent a change in control of SANZ. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

USE OF PROCEEDS

        SANZ will not receive any proceeds from sales of shares by the selling shareholders. SANZ will receive proceeds if outstanding warrants are exercised for cash. Many of the outstanding warrants also permit cashless exercise. See “Plan of Distribution - Sale of Securities by SANZ.” Based on recent market prices for our common stock, we believe it unlikely that warrants at prices greater than $1.00 will be exercised in the near future. If all warrants exercisable at or below $1.00 are exercised for cash, gross proceeds to SANZ would total $2,778,245. Any proceeds will be used for working capital.

SANZ AND ITS BUSINESS

        This prospectus contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future. The statements are based on information available to us at this time, and we assume no obligation to update any of these statements. Actual events and results could differ materially from our expectations because of many factors, including those identified in the section titled “Risk Factors.” We urge you to review and consider those factors, and those identified from time to time in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this filing are also qualified by this cautionary statement and identified risks.

        SANZ provides sophisticated enterprise-level data storage and management solutions to clients in the commercial and federal markets. In the industry, we are known as a “storage solution provider.” We focus exclusively on the design, delivery, and management of intelligent network storage solutions, and provide the following products and services:

•	Custom storage solutions that we design and deliver as a project to meet a client’s specific needs.

•	Integrated solution products for specific market segments.

•	Storage system management outsourcing services.

        Historically, we have generated revenue from a mix of project, product re-sale, and project-based services, as well as recurring revenues from storage management outsourcing contracts. Recently we began developing integrated solution products that provide data storage and management solutions tailored to deliver optimized performance for particular market segments. Our new product offerings include EarthWhereTM, designed specifically for the unique requirements of geospatial imagery storage and distribution, and SANZStreamTM, designed to facilitate distribution and storage of rich media content. We expect to begin selling our integrated solution products in 2002.

        Growing demand for data storage is the result of a proliferation of data intensive applications, from areas as sophisticated as document imaging, digital video, e-banking, e-education, scientific research, and archiving satellite imagery, to those as basic as email. The common thread among these applications is that data storage is an enabling element. In addition to fundamental issues of data storage, data availability becomes critical. Today’s businesses depend on rapid response time, both internally and with vendors and customers via Internet, making high availability essential for virtually all server applications. Consolidating data storage in networks at centralized data centers lowers costs through increased utilization and more efficient management.

Our Background

        SANZ was formed as a Colorado corporation in 1983. We commenced our current business in 2000, when we acquired three companies with varying degrees of presence in the storage products and solutions marketplace. These three companies, Storage Area Networks, Inc., CoComp, Inc., and Value Technology, Inc., merged their operations and currently operate as our wholly owned subsidiary, Storage Area Networks, Inc. In October 2001, we acquired certain operating assets of ECOSoftware Systems, Inc. a privately held storage networking consulting and integration firm based in Boulder, Colorado.

        In December 2001, we acquired ITIS Services, Inc., a privately held data storage consulting and storage solutions provider firm with offices in Norwalk, Connecticut and Boston, Massachusetts. ITIS' business model closely matched ours, except that it had not yet developed its own integrated solution products. ITIS historically served exclusively the commercial markets. Its client base includes large, national financial services, healthcare and technology companies. By acquiring ITIS, we have established a more significant market presence in the eastern United States and in the commercial markets in general. Certain officers of ITIS now are officers and directors of SANZ.

        As of April 24, 2002, SANZ’ executive officers are: John Jenkins, Chairman and CEO; Fred T. Busk, Chief Operating Officer; Holly J. Burlage, Chief Financial Officer, and Hugh O’Reilly, Senior Vice President - Legal and Administration.

        SANZ’ principal executive offices are located at 900 West Castleton Road, Suite 100, Castle Rock, CO 80104. Our telephone number is (303) 660-3933.

Our Business

        The market for data storage solutions is generally robust and broad-based, though not immune to the capital-spending slump that began affecting the U.S. economy in 2001. Industry analysts such as IDC, The Yankee Group and Dataquest predict that corporate IT departments will spend between 50 and 65 cents of every dollar over the next five years on data storage products, as companies increase their requirements for data storage by 100 percent or more per year. Industry analyst Gartner estimates that purchases of storage components and services will grow from $20 billion in 2001 to $49 billion in 2004. Further, the investment bank CIBC predicts that storage spending will grow at twice the rate of total IT spending, while networked storage in turn will grow at twice the rate of the total storage market.

        We design, deliver, and manage sophisticated data storage solutions based on Storage Area Networks (“SAN”) and Network Attached Storage (“NAS”). These are secondary, high-speed computer networks dedicated to backup and storage functions. SAN and NAS have been increasingly recognized as the promising new architecture that have the capability to solve many of the storage issues arising in today's open systems networks. These issues include:

•	Rising cost in server-based storage environments due to inefficient storage utilization and high maintenance costs

•	Increased isolation and resulting performance degradation of storage resulting from restrictive server-to-storage connectivity and incompatible storage protocols

•	Increased complexity in upgrading server and storage capacities

•	Requirements for comprehensive data security, protection, and disaster recovery capabilities.

        By centralizing data storage functions, storage networks create a reservoir of data storage that can be shared by multiple servers and is accessible over long distances. Networked storage solutions permit large amounts of data to be shared, managed, and accessed among diverse servers and storage systems running different computer operating systems or software applications. This increased manageability and superior performance are particularly important for applications that depend on transfer of high volumes of data, such as found in imaging, pharmaceutical development and complex financial analysis.

Our Clients

        While we have always sought to serve both federal government and commercial markets, until the recent acquisition of ITIS, our sales were highly concentrated in the federal government sector. By acquiring ITIS, with its East-coast commercial client base, we expect to achieve a more balanced mix of federal government and commercial business.

        Our federal government clients include agencies involved in national defense, law enforcement, and high performance government computing and government logistics. Included in our federal government business are sales directly to government end-users, as well as sales to prime contractors who provide various services to government end-users. During 2001, we were the largest reseller of StorageTek equipment to federal government end-users.

        While we do not restrict our commercial business to specified industries, we have developed a relatively greater number of clients in certain industries, including:

•	computer and internet services

•	financial services

•	biotechnology and pharmaceuticals

•	health care

•	telecommunication

•	entertainment

        These industries are in various states of maturity in their use of data storage technology.

        We have developed specific expertise in certain market segments and can provide solutions that are tailored to the needs of particular business environments. This approach led us to undertake the development and introduction of our integrated solution products, known sometimes generally as “storage appliances.” These products address extraordinary data storage and management requirements not readily addressed by technologies and products available in conventional fashion. Our current development efforts include storage appliances and solutions for geospatial data storage and management, and for rich media data distribution and storage. We expect to continue our efforts to develop efficient, integrated storage solutions for additional market segments as we identify new opportunities.

        We employ a direct sales model, but rely heavily on cooperative selling with our technology partners, all of whom have sales personnel who are tasked to support channel partners such as SANZ. Our technology partners may provide opportunity leads for us to execute directly, or include us as part of a large system solution delivery project that they manage. In our own efforts, we often call upon our technology partners for direct support in the sales process, in the implementation process, or to provide lease financing for large projects.

        We operate from an engineering-centric business model. To support our ability to deliver complex technical solutions, we operate testing laboratories at our offices in Norwalk, Connecticut and Castle Rock, Colorado. These are used to test proposed solutions, and to demonstrate those solutions to prospective clients.

        Significant Customers. In 2001, three customers accounted for 29%, 13%, and 11%, of our total revenue. Two of those customers each accounted for 15% of total revenue in 2000.

SANZ Products and Services

        Our products can be broken into two distinct general categories, Custom Client Solutions and Integrated Product Solutions.

Custom Client Solutions

        We design and deliver custom solutions by working with our clients to understand both their current and projected data storage needs, and the business drivers that affect those needs. A critical element in our typical sales process is that of providing detailed support of the financial justification of a proposed solution using a conventional return on investment analysis and a separate “return on information management” analysis developed by ITIS.

        Our engineering staff designs a “best of breed” system to best meet the client’s business and technology needs, selects and acquires the hardware and software components from our technology suppliers, performs interoperability testing as required, and finally coordinates installation of the system at the client’s facility. We augment our own engineering resources by engaging our vendors’ engineers to perform installations or other tasks on a case-by-case basis. We have developed our product and service offerings specifically to be able to engage a client at any point in the evolution of their storage requirements, and to continue to provide solutions, as the client’s needs change in scope.

Integrated Product Solutions

        As a logical extension of our custom client solutions business and vertical market focus, we have invested in designing integrated solutions to address identified niche market opportunities. As we work with many clients in a particular industry and determine common requirements, our product development staff looks for opportunities to address those common requirements with a standard design or configuration, built upon new or unique combinations or configurations of generally available technologies. For some industries, a relatively simple ’storage appliance” with one or two components can address these requirements. For others, the solution includes a more complex package of products and services. Our current offerings include the EarthWhereTM and SANZstreamTM solutions, described below. During 2001, we discontinued our efforts to develop a related product, SANZGuard, after we reassessed the forecasted development cost versus the potential market interest.

EarthWhereTM (formerly GEMS) is an engineered storage and data management system designed specifically for the unique data requirements of Geospatial imagery (digital images of the earth’s surface captured by satellite or aerial observation). The EarthWhereTM product family is based on SAN architecture and provides a scalable, low cost and secure infrastructure for electronic image processing. Applications for this product range from defense surveillance to the business community to city planning functions. Customers may purchase enhanced options, such as a disaster recovery and fault tolerant disks or an integrated third party image processing application, as part of the original system, or add these features later.

SANZstreamTM is a centralized storage and content distribution system designed to address the particular needs of handling digital rich media content. Digital media files are large and present particular storage and distribution challenges in either a scheduled or an on-demand environment. Since the market for on-demand video products for entertainment and other products utilizing centralized video distribution is generally are new and largely undeveloped, we expect sales of this product to be slow to develop over the next 24 months, and have adjusted our marketing efforts accordingly.

Our Technology Partners

        SANZ is an independent storage solution provider, not under common ownership with manufacturers of products used in our networked storage solutions. We build and manage our best of breed solutions by integrating product offerings from our technology product suppliers. Current key suppliers include:

•	StorageTek

•	Hitachi Data Systems

•	Sun Microsystems

•	Veritas

•	LSI Logic

•	Brocade

        We believe we have strong relationships with these product suppliers. SANZ holds federal government General Supply Administration schedules for many of these products, which gives us a distinct advantage in working with our government clientele. In some cases, our technology partners engage us for the expertise we bring to a technology team, in particular in heterogeneous technology environments, where individual manufacturers lack the skills necessary to work with all the full range of software and hardware components presenting a sophisticated solution.

Competition

        The rapidly evolving and highly competitive market for data storage is served by many manufacturers, value added resellers, storage solution providers, and storage service providers.

        Major computer system firms all offer storage devices along with their server, workstation and desktop computer systems. To some extent, our products compete with those systems.

        We face more direct competition from manufacturers specializing in storage technology products. These include Dothill, EMC, Exabyte, Hitachi Data Systems, LSI Logic, MTI Technology, nStor, OnStream, Spectralogic, StorageTek, Storcase, Ultera and Veritas. Some product companies address the market with a direct sales model, some employ a channel partner-only strategy, and some use a hybrid strategy that includes both.

        A number of these competitors also are key technology suppliers of SANZ. Those that are not provide competition in our accounts and markets. In some cases, in large legacy accounts of our technology partners, we will face competition directly from those suppliers. A large number of private company value added resellers serve as sales and distribution outlets for the manufacturers listed above, while many of these offer only component sales and distribution. We sometimes compete with these companies at the user client level. At times, we face competition from other resellers offering the same or similar equipment from the same technology partners. In general, these competitors are regional.

        We compete with Companies that characterize themselves as storage solution providers, such as Bell Microsystems, Cranel, Datalink, and Stornet. Some of these, such as Bell Microsystems, are large component resellers who have recently moved into the market for complete solution delivery. Others, such as Datalink, have applied the solution sale model for a longer time.

Employees

        As of April 24, 2002, we employed 61 people, all but one in full-time positions. None of our employees are subject to collective bargaining agreements. We believe that our relations with our employees are good.

Property

        SANZ occupies 6,725 square feet of office and lab space in Castle Rock, Colorado. The lease for the Castle Rock facility expires on May 31, 2004. The monthly rent under this lease is $9,578 plus the costs of utilities, property taxes, insurance, repair and maintenance expenses, and common area utilities.

        We also lease office space for the following regional offices:

  Office Location        Lease Expiration    Monthly Rent   Square Footage
  ---------------        ----------------    ------------   --------------
  Boston, MA               May 30, 2003         $1,526            787
  Colorado Springs, CO     May 31, 2002         $  724          1,250
  Norwalk, CT             June 30, 2002         $5,833          5,000
  Phoenix, AZ            October 15, 2005       $3,148          1,757

        We acquired our Norwalk and Boston offices through the December 2001 acquisition of ITIS. During 2001, we closed our regional offices in Englewood, Colorado, Boulder, Colorado and Austin, Texas. We will continue to pay rent for the Boulder and Austin offices through July 2003, and have accrued the obligation for the life of the lease. The lease for a previously closed ITIS office in Orlando, FL continues until January 2006, and we have accrued the obligation for the time estimated to sublease this office. Unless these three offices are subleased or the lease terminated, we will remain obligated to make lease payments, currently totaling $11,388 per month.

        We believe that our properties, equipment, fixtures and other assets are adequately insured against loss, that suitable alternative facilities are readily available if the lease agreements described above are not renewed, and that our existing facilities are adequate to meet current requirements.

Legal Proceedings

        As described below, we recently concluded two legal matters for which we previously had recorded reserves.

3Si. In May 1999, we filed a lawsuit against 3Si Holdings, Inc. (“3Si”), seeking payment of unpaid invoices in the approximate amount of $2,000,000. 3Si initially agreed to settle the lawsuit and pledged certain shares of 3Si common stock to secure that settlement. 3Si subsequently filed a new lawsuit seeking to set aside the original settlement and, in addition, seeking substantial additional damages against SANZ, our operating subsidiary Storage Area Networks, Inc., the founders of Storage Area Networks, and certain other individuals not associated with SANZ.

        Over time, we determined that our prospects for recovery were declining. The 3Si shares pledged to us as security were decreasing in price, and we continued to write down their value on our books. In December 2001 SANZ, 3Si and most of the other parties to the lawsuit entered into a global settlement agreement, providing for (among other things) mutual releases, without payment, between SANZ and 3Si, SANZ’ forgiveness of the account receivable from 3Si and the associated release of the pledge on the shares of 3Si common stock securing the original settlement, and the surrender to SANZ of a total of approximately 170,000 shares of SANZ common stock by L.W. Buxton and Warren Smith, the founders of Storage Area Networks, Inc.

XS Data. SANZ initiated legal action against XS Data Solutions, Inc. in April 2001 in an attempt to collect a $2,000,000 account receivable generated in 2000. XS Data Solutions was still in start-up mode, had no revenue, had no cash resources, and had not been successful in several attempts to arrange additional financing. During the course of litigation, we determined that XS Data's limited resources made full recovery unlikely. Late in the year, XS Data located a buyer for its business. A condition to the purchase was settlement of our lawsuit. We agreed to settle, and have been paid $50,000 in cash and a $250,000 non interest-bearing note, payable quarterly over three years and secured by the equipment we initially sold to XS Data.

Market for Our Shares and Related Shareholder Matters

        Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol “SANZ.” The following table shows the quarterly range high and low bid quotations for our shares since January 1, 2000. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The trading market in our securities may at times be moderately illiquid due to low volume.

                                      Common Stock
                                 --------------------
                                $ High          $ Low
                                 -----          -----
      2002
      ----
      First Quarter              1.14           0.65

      2001
      ----
      First Quarter              1.50           0.80
      Second Quarter             1.62           0.80
      Third Quarter              1.19           0.77
      Fourth Quarter             1.14           0.78

      2000
      ----
      First Quarter             19.75          18.75
      Second Quarter            10.00          10.00
      Third Quarter             4.625          4.625
      Fourth Quarter            1.375          1.125

        On April 24, 2002, the last reported sale price for our common stock was $0.70.

Holders

        As of April 24, 2002, there were 38,438,318 SANZ shares outstanding, held of record by approximately 364 registered holders. Registered holders include brokerage firms and clearinghouses holding our shares for their clientele, with each brokerage firm and clearinghouse considered as one holder.

Dividend Policy

        We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for the operation and development of our business, and do not intend to pay any dividends in the foreseeable future.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. In applying our accounting principles, we must often make individual estimates and assumptions regarding expected outcomes or uncertainties. As you might expect, the actual results or outcomes are generally different than the estimated or assumed amounts. These differences are usually minor and are included in our consolidated financial statements as soon as they are known. Our estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

We periodically review the carrying value of our goodwill and other intangible assets when events and circumstances warrant such a review. One of the methods used for this review is performed using estimates of future cash flows. If the carrying value of our goodwill or other intangible assets is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the goodwill or other intangible assets exceeds its fair value. We believe that the estimates of future cash flows and fair value are reasonable. Changes in estimates of such cash flows and fair value, however, could affect the calculation. It is at least reasonably possible that the estimates we use to evaluate the realizability of goodwill will be materially different from actual amounts or results.

Based on an assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of our company. We do not suggest that other general risk factors, such as those discussed elsewhere in this report, could not adversely impact our consolidated financial position, results of operations or cash flows.

General

SANZ’ current business operations commenced in 2000 through the combination of three private companies, CoComp, ValueTech and Storage Area Networks, with a public company, Citadel Environmental Group, Inc. In October 2001, we acquired operating assets of ECOSoftware Systems, Inc., and effective December 31, 2001, we acquired ITIS Services, Inc., a data storage company operating out of Norwalk, CT.

The consolidated financial statements discussed below include the accounts of Storage Area Networks, Inc. for all periods presented, plus subsidiaries from the dates of their acquisition by SANZ. ITIS Services was acquired as of December 31, 2001, and while its assets and liabilities as of that date are included in these financial statements its’ results of operations are not so reflected. All significant intercompany balances have been eliminated.

Results of Operations

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales. SANZ’ sales increased by $2.8 million, or 16%, during the year ended December 31, 2001, from $18.3 million for the year ended December 31, 2000. The increased sales were primarily in the federal sector, due to heightened demand for data storage, and back-up/restore functionality.

Gross Margin. Gross margin for the year ended December 31, 2001 was 15%, compared to a gross margin of 25% for the year ended December 31,2000. The gross margin for 2000 included a credit related to the settlement of a disputed payable. Excluding this credit, the gross margin would have been 22%. The decrease in margin was caused by a change in the revenue mix from a more balanced mix of commercial and governmental sales in 2000, to a concentration of governmental sales in 2001. During 2002, we anticipate that revenue contribution from federal markets will be reduced on a percentage basis due to increased sales into the commercial markets as economic conditions improve and as we reflect the addition of commercial revenue generated from the ITIS acquisition.

Selling, General and Administrative. Selling, general and administrative expenses increased by $1.2 million during 2001. Selling expenses increased due to increased staffing necessary to support growth of our commercial business and costs associated with the marketing of our new integrated solution products, EarthWhereTM and SANZstreamTM. Engineering costs increased significantly as a result of the development effort associated with those integrated solutions and the need to expand technical resources to support new vendor technologies critical to our growth efforts. During 2000, SANZ recorded $500,000 compensation expense in conjunction with the termination of an executive employment contract. During 2001, no comparable cost was incurred.

During 2000 and 2001, we filed litigation to collect accounts receivable from two customers. In December 2001, we entered into binding settlements of these disputes due to the declining value of these assets and the increasing demands on management’s time. During the year ended December 31, 2001, we recorded an additional charge of $1.4 million to write-off certain receivables and investment securities in connection with these settlements.

Interest Expense. During 2001, interest expense decreased by $43,000. This decrease is primarily due to the reduction in interest associated with the decrease in outstanding debt.

Liquidity and Capital Resources

SANZ’ cash position increased by $5 million during 2001. At December 31, 2001, the Company had $5.3 million in cash and cash equivalents compared to $300,000 at December 31, 2000.

For the year ended December 31, 2001, our continuing operating activities generated $1.2 million of cash compared to $5 million of cash used during the prior year. This increase primarily is due to an increase in accounts payable offset by the increase in net loss.

Cash used in investing decreased from $3.3 million in the prior year to $106,000 in the current year. This decrease primarily is the result of acquisitions in the prior year.

Cash provided by financing was $3.9 million in 2001, compared to $5.8 million in 2000, due to decreased proceeds from the sale of equity partially offset by a reduction in debt payments.

During May 2001, SANZ finalized a $2.5 million line of credit agreement with Wells Fargo Business Credit, Inc. As of December 31, 2001, we had not drawn any funds against this line of credit. As of April 25, 2002, we had drawn $202,000 against this line of credit for working capital needs. Following year-end, we closed a private offering of units, at $6,800 per unit, that raised $798,456, net of fees. Each unit consisted of 10,000 shares and a five- year warrant to purchase 2,000 shares at $.85 per share. A total of 1,415,700 shares and 431,450 warrants, including those issued as placement agent compensation, were issued in this offering. Current working capital, coupled with this recent private placement and the line of credit, should finance operations for 2002. However, we may need to raise additional funds due to changes in economic conditions and the unpredictable nature of the market. We continue to maintain relationships that could provide sources of equity and/or debt in case such a need should arise.

Capital Expenditures

During the year ended December 31, 2001, we purchased $417,000 of property and equipment for cash. We anticipate a comparable level of spending on capital expenditures during 2002.

Seasonality

Historically, we have not experienced seasonality in our business, although our revenue is subject to fluctuation due to government and commercial purchasing cycles. See “Investment Considerations,” below.

Effect of New Accounting Pronouncements

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations. This standard eliminates the pooling method of accounting for business combination initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 to have a material effect on the Company’s financial position or results of operations.

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Intangible Assets, which clarifies the accounting for impairments to purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be tested for impairment annually and also in the event of an impairment indicator. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 142 will decrease annual operating expenses by approximately $300,000. The Company adopted SFAS 142 on January 1, 2002.

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect SFAS 144 to have a material effect on the Company’s financial position or results of operations.

MANAGEMENT

Our directors and executive officers are identified below. Directors are elected for one-year terms at the annual meeting of our shareholders. The board of directors elects executive officers annually. Messrs. Busk, Reilly, and O’Reilly became officers and/or directors (as indicated) effective December 19, 2001, in accordance with our acquisition agreement with ITIS. There are no other arrangements or understandings between any officer or director and any other person pursuant to which anyone was or is to be selected as an officer or director.

John Jenkins, Age 52, Chairman, CEO and President since November 2000. From January 1995 through June 2000, Mr. Jenkins was CEO, president and a director of TAVA Technologies, Inc., where he led the build-out of a national systems integration business. In 1999, all outstanding TAVA shares were sold in a cash transaction approved by TAVA shareholders. Prior to joining TAVA, he had served as president of Morgan Technical Ceramics, Inc., a wholly-owned subsidiary of Morgan Crucible plc, a diversified industrial products company based in England and publicly-traded on the London stock exchange, and vice president and general manager of the structural ceramic division of Coors Ceramic Company, a subsidiary of Adolph Coors Company. Mr. Jenkins holds a B.S. from the University of Washington and a J.D. from the University of Denver.

Fred T. Busk, Age 35, Chief Operating Officer, Executive Vice President and Director since December, 2001, pursuant to our acquisition agreement with ITIS. Prior to April 2000, when he joined ITIS as its president, Mr. Busk served as president and CEO of the Bank of Bermuda (NY) Limited. He remains a director of The Bank of Bermuda (NY), and is a director of Measurisk LLC and a Trustee of the New York Chapter of the Leukemia Society of America. Mr. Busk graduated with a B.A. in Philosophy and Religion from Colgate University.

Brendan Reilly, Age 36, Chief Technology Officer and Director since December, 2001, pursuant to our acquisition agreement with ITIS. Mr. Reilly, a co-founder of ITIS, spent seven years with EMC Corporation in various capacities, most recently as senior territory manager before founding ITIS. Prior to EMC, he co-founded and operated Veritas International Trading Company, an import-export company conducting East Asian trade for companies such as LL Bean, Starter and Redman. Mr. Reilly earned his undergraduate degree in Business Marketing from Providence College.

Robert K. Brooks, Age 58, Director since June 2000. Mr. Brooks has over 30 years of experience in the information technology industry, having held positions in recruiting, sales and management. In June 1993, he became chairman and managing partner of The Systems Group and Technical Directions, Inc., after it merged with his contract programming, consulting and project management firm. In January 1995, The Systems Group was acquired by ACS Technology Solutions, a wholly owned subsidiary of Affiliated Computer Services, an international IT services company (NYSE:ACS). From June 1995 through December 1999, Mr. Brooks served as senior vice president of Affiliated Computer Services and as executive vice president of ACS Technology Solutions, Inc. Currently, he is a director of Cornus Corporation of Medford, Oregon, a privately held desktop software products company. He received a Bachelor of Science Degree in Psychology from the University of New Mexico.

William R. Hipp,Age 61, Director since June 2000. Mr. Hipp is one of the co-founders of 2M Invest, a venture capital company based in California’s Silicon Valley, and he currently serves as its Managing Partner of US operations. Previously, Mr. Hipp served as president and CEO of RadioMail Corporation (now BlueKite.com), president of Dowty Network Systems and vice president of Hughes Lan Systems (Sytek). He is chairman of the board of directors of Retriever Communications (Australia), BlueKite and I’TeleWeb. Mr. Hipp also is a director of 95Info, a Beijing-based joint venture with the Chinese government, Applied Magic, Cineform and Radiocosm. Mr. Hipp holds an MBA in Finance and Economics from the University of Southern California.

Holly J. Burlage, Age 38, Senior Vice President of Finance and Treasurer, joined SANZ in February 2001. Ms. Burlage held multiple financial positions with Integrated Security Systems, Inc., a publicly traded security software provider from 1994 until 2001. From 1999 until 2001, she was Executive Vice President and Chief Financial Officer of ISSI. Prior to 1994, Ms. Burlage was Corporate Controller for Signature Home Care Group, Inc. and Controller and Chief accounting officer of National Heritage, Inc., a publicly traded long-term care company. Ms. Burlage holds a B.B.A from Baylor University.

Hugh A. O’Reilly, Age 38, General Counsel and Senior Vice President, Legal and Administration, joined SANZ in December 2001 pursuant to our acquisition agreement with ITIS, where he had served as Senior Vice President – Finance and Administration and General Counsel. Mr. O’Reilly joined ITIS in October 2000. Prior to joining ITIS, Mr. O’Reilly was a partner at Nutter, McClennen & Fish LLP, a law firm based in Boston, Massachusetts, where he practiced corporate law for eleven years and served as the primary outside counsel for ITIS. Mr. O’Reilly holds a J.D. from Vanderbilt University and an A.B in English from Dartmouth College

Board Committees

        The Board of Directors has established a compensation committee and an audit committee, each consisting of Mr. Hipp and Mr. Brooks. The audit committee members are independent as defined by the National Association of Securities Dealers’ listing standards. The Board also has a standing nominating committee, consisting of Messrs. Hipp, Brooks, Jenkins, and Busk. Mr. Hipp is the chairman of this committee.

Management Compensation

Summary Compensation Table

        The following table sets forth information regarding compensation paid during the past three fiscal years to our Chief Executive Officer and to any of the four most highly compensated executive officers who earned total salary and bonus in excess of $100,000 per year during the year ended December 31, 2001.

                                                              Long Term
                         Annual Compensation                 Compensation
                         -------------------                 ------------
Name and                                        Annual       Securities      All other
principal                                       Compen-      Underlying      compen-
position         Year    Salary($)   Bonus($)   sation($)  Options/SARs(#)   sation($)
---------        ----    --------    -------    --------   --------------    --------
John Jenkins     2001    $188,469      -0-       $-0-            -0-           -0-
President and
CEO              2000(1)    -0-        -0-      $ 58,230(2)      -0-           -0-
---------------- ------  --------    -------    ----------   -------------   --------
L.W. Buxton
President        2000(1) $210,000(3)   -0-        -0-          80,000(4)       -0-
---------------- ------  --------    -------    ----------   -------------   --------
Louis C. Coppage
President        1999       -0-        -0-        -0-            -0-           -0-
---------------- ------  --------    -------    ----------   -------------   --------
Holly J. Burlage
Vice President   2001       -0-        -0-      $143,175       30,000(5)       -0-
and CFO
================ ====   ===========  =======    ==========   =============   ========
(1)	Mr. Jenkins became CEO and President in November 2000, succeeding Mr. Buxton as President.
(2)	Represents compensation paid pursuant to a consulting agreement before Mr. Jenkins became our employee.
(3)	Represents compensation paid to Mr. Buxton in all positions he held during the year.
(4)	These options are exercisable at $10.00 per share.
(5)	Represents compensation paid pursuant to a consulting agreement.
(6)	These options are exercisable at $2.25 per share.

Option and Stock Appreciation Right Grants Table

        The following table sets forth information regarding the grant of options and stock appreciation rights during the year ended December 31, 2001, to any of our executive officers required to be named in the Summary Compensation Table.

                Number of Securities    Percent of total options/     Exercise or
                Underlying Options/   SARs granted to employees in    base price    Expiration
 Name             SARs granted (#)           fiscal year (%)            ($/Sh)         date
 ----           --------------------  ----------------------------    -----------   ---------
Holly J. Burlage     30,000                 Less than 1%                $2.25         \02/28/08

Compensation of Directors

        In September 2001, we granted 15,000 options, exercisable at $.81 per share (the market value on the date of grant), to each of our non-employee directors, Messrs. Brooks and Hipp. We paid no cash compensation to our directors for their services as directors during 2001.

Employment Contracts and Termination of Employment
and Change in Control Arrangements

        We have three year employment agreements with Messrs. Jenkins, Busk, Reilly and O’Reilly which require us to continue paying their salaries for a period of 12 months following termination of employment in the following cases:

°	if the employee terminates his employment within 90 days following change of control events,
°	if the employee terminates his employment for due to our material change of his employment conditions; or
°	if we terminate his employment agreement other than for cause.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The table below reflects the number of shares beneficially owned as of March 31, 2002 by:

°	each person or group we believe to be the beneficial owner of more than five percent of our shares;

°	each director;

°	all executive officers required to be named in the Summary Compensation Table; and

°	all directors and executive officers as a group.

Beneficial ownership includes shares represented by all options that are exercisable within 60 days after March 31, 2002.

                                               Amount and Nature of      Percent
Name and Address of Beneficial Owner           Beneficial Ownership      of Class

John Jenkins                                        415,000(1)             1.07%
900 West Castleton Road, Suite 100
Castle Rock, CO  80104

Fred T. Busk, III                                 2,579,887(2)             6.46%
50 Day Street
Norwalk, CT 06854

Brendan T. Reilly                                 4,839,117(3)            12.59%
50 Day Street
Norwalk, CT 06854
Holly J. Burlage                                    370,000(4)                 *
900 West Castleton Road, Suite 100
Castle Rock, CO  80104

Hugh A. O'Reilly                                    903,028(5)             2.30%
50 Day Street
Norwalk, CT 06854

Robert K. Brooks                                    100,000(6)                 *
900 West Castleton Road, Suite 100
Castle Rock, CO  80104

William R. Hipp                                      93,333(6)                 *
900 West Castleton Road, Suite 100
Castle Rock, CO  80104

All executive officers and                        9,287,032               22.45%
  directors as a group (7 persons)

Hollger LLC                                       2,797,209                7.28%
c/o 5 Mile Ventures
95B Rowayton Avenue
Rowayton, CT 06855
Andrew K. Reilly                                  4,839,117               12.59%
7 Extension Street
Newport, RI

_________________

* Less than 1%.

(1)	Includes 100,000 shares underlying an option currently exercisable at $2.25 per share, 40,000 shares underlying a warrant currently exercisable at $.625 per share, and 40,000 shares underlying a warrant currently exercisable at $1.25 per share.

(2)	Includes 150,000 shares underlying an option currently exercisable at $.33 per share and 1,345,677 shares underlying an option currently exercisable at $.625 per share. A total of 1,719,924 of the shares (including shares issuable under options are under a lock-up agreement, pursuant to which 224,247 shares will cease to be restricted on October1, 2002, and the remaining 1,495,677 shares will cease to be restricted on December 20, 2002.

(3)	Includes 3,629,338 shares which are under a lock-up agreement, of which 403,260 shares will cease to be restricted on October 1, 2002 and the remaining 3,226,078 shares will cease to be restricted on December 20, 2002.

(4)	Includes 10,000 shares underlying an option currently exercisable at $2.25 per share,;10,000 shares underlying a warrant currently exercisable at $.625 per share, 10,000 shares underlying a warrant currently exercisable at $1.25 per share; 100,000 shares underlying a warrant currently exercisable at $.81 per share; 100,000 shares underlying a warrant currently exercisable at $.89 per share; and 100,000 shares underlying a warrant currently exercisable at $1.00 per share.

(5)	Includes:200,000 shares underlying an option currently exercisable at $.33 per share; 411,635 shares underlying an option currently exercisable at $.625 per share; and 235,782 shares underlying an option currently exercisable at $.70 per share. A total of 746,395 shares (including shares issuable under options) are under a lock-up agreement, pursuant to which 74,639 shares will cease to be restricted on October 1, 2002 and the remaining 671,756 shares will cease to be restricted on December 20, 2002.

(6)	Includes 5,000 shares underlying an option currently exercisable at $10.82 per share, 15,000 shares underlying an option currently exercisable at $.81 per share, 10,000 shares underlying a warrant currently exercisable at $.625 per share and 10,000 shares underlying a warrant currently exercisable at $1.25 per share.

SELLING SHAREHOLDERS

        The selling shareholders may offer and sell a total of 36,096,540 SANZ shares under this prospectus. The following table sets forth, to the best of our knowledge, based on information as of March 31, 2002 provided to us by the selling shareholder:

°	the number of SANZ shares beneficially owned by each selling shareholder; and

°	the number of shares being offered by each selling shareholder under this prospectus.

        The selling shareholders have provided all information with respect to share ownership. Except as described below, none of the selling shareholders holds any position or office with, or has otherwise had a material relationship with, SANZ or any of its predecessors or affiliates for the past three years.

                                        Shares beneficially                               Shares beneficially
                                     owned prior to offering(1)                           owned after offering(2)
                                                             Percent       Shares                                   Percent
                                                                of       registered                                    of
Identity of                     Outstanding   Warrants and  outstanding   for Sale    Outstanding    Warrants and  outstanding
selling shareholder               Shares        Options       shares     in Offering     Shares        Options       shares

Hany Abdelnour                     38,112        29,143             *       67,255            -             -            -
Khaled Abdel-Latif                  4,800         2,400             *        7,200            -             -            -
Alessandra Andreani                23,968        11,984             *       35,952            -             -            -
Goeran Appelgren                   15,960         7,980             *       23,940            -             -            -
Higgins D. Bailey, Trustee;
 Bailey Family Trust               29,200        14,600             *       43,800            -             -            -
Vicki D. E. Barone                      -        88,133             *       88,133            -             -            -
Ibrahim Bassil                      4,955           991             *        5,946            -             -            -
Steven M. Bathgate(5)             160,000        80,000             *      240,000            -             -            -
Silvia Belardo                     23,960        11,980             *       35,940            -             -            -
Filippo Bellantoni                 11,988         5,994             *       17,982            -             -            -
Wilson Benjamin                   199,968        99,984             *      299,952            -             -            -
Ross Bernstein(4)                 165,065     1,250,000         3.57%       50,000      125,065     1,240,000        3.44%
Pete Bloomquist                         -       101,000             *      101,000            -             -            -
Jan Bodilsen                        9,992         1,998             *       11,990            -             -            -
Domenico Bonfili                    9,992         1,998             *       11,990            -             -            -
Daniele Bonifazi                    9,948         1,990             *       11,938            -             -            -
Roland Bonnici                     10,000         5,000             *       15,000            -             -            -
Ronald A. Both                     50,000        20,000             *       60,000       10,000             -            *
Gianluca Bozzi                      9,992         1,998             *       11,990            -             -            -
Lars Brehmer                       20,000        10,000             *       30,000            -             -            -
Robert K. Brooks(3)                60,000        40,000             *       60,000       20,000        20,000            *
Alexander K. Buck                 489,512             -         1.27%      489,512            -             -            -
N. Harrison Buck                  349,651             -             *      349,651            -             -            -
Liz Buffini                        12,400             -             *       12,400            -             -            -
Mike and Liz Buffini                7,968         3,984             *       11,952            -             -            -
James Bunting                     160,000        80,000             *      240,000            -             -            -
Leo Burghouwt                       4,992           998             *        5,990            -             -            -
Holly J. Burlage(3)                40,000       350,000         1.01%       60,000            -       330,000            *
Fred T. Busk, III(3)(6)         1,084,210     1,495,677         6.46%    1,084,210            -     1,495,677        3.75%
Lorenzo Fonzone Caccese            23,960        11,980             *       35,940            -             -            -
Giuseppe Calvano                    3,963         1,982             *        5,945            -             -            -
Andrea Caroppo                      4,000         2,000             *        6,000            -             -            -
Roberto Canensi                     9,992         1,998             *       11,990            -             -            -
Giancarlo Cangiano                 12,000         6,000             *       18,000            -             -            -
Vincenzo Cantu                      7,960         3,980             *       11,940            -             -            -
Stuart Canwell                     22,051         4,410             *       26,461            -             -            -
Alessio Caprioli                    9,963         1,993             *       11,956            -             -            -
Maria Grazia Carletti              29,992         5,998             *       35,990            -             -            -
Pasquale Casillo                   80,000        40,000             *      120,000            -             -            -
Marco Castaldo                      8,000       185,674             *      193,674            -             -            -
Michael Chamier                     4,963           993             *        5,956            -             -            -
Giuseppe Chianese                   4,000         2,000             *        6,000            -             -            -
Scott Christie(5)                 320,000       160,000         1.24%      480,000            -             -            -

                                        Shares beneficially                               Shares beneficially
                                     owned prior to offering(1)                           owned after offering(2)
                                                             Percent       Shares                                   Percent
                                                                of       registered                                    of
Identity of                     Outstanding   Warrants and  outstanding   for Sale    Outstanding    Warrants and  outstanding
selling shareholder               Shares        Options       shares     in Offering     Shares        Options       shares

Steve Cohen                       124,000        62,000             *      186,000            -             -            -
Stefano Coluzzi                    20,000         4,000             *       24,000            -             -            -
Matteo D'Alessio                   23,920        11,960             *       35,880            -             -            -
Alfredo D'Angelo                   31,944        15,972             *       47,916            -             -            -
Gianluca De Crescenzo              15,957         7,978             *       23,935            -             -            -
Marc Defourny                      19,976         1,998             *       16,982        4,992             -            *
Roger DeLange                       7,992         1,598             *        9,590            -             -            -
Khalil Dirani                      68,492        13,698             *       82,190            -             -            -
Double Eagle, Inc.                 90,000        40,000             *      120,000       10,000             -            *
Kirk Drabing                       50,010        40,000             *       60,000       10,010        20,000            *
Jeffrey M. Drabing                 70,000        20,000             *       60,000       30,000             -            *
Edward M. Iacino                  100,000        50,000             *      150,000            -             -            -
David Drennen                           -        26,000             *       26,000            -             -            -
Blake Drexler                     559,440             -         1.46%      559,440            -             -            -
Richard John Eccles                 4,992           998             *        5,990            -             -            -
Patrick El-Fadel                    9,966         1,993             *       11,959            -             -            -
Fred Emich III                     40,000        20,000             *       60,000            -             -            -
Estate Management Services Inc      60,000        30,000             *       90,000            -             -            -
Heather Evans                      16,000         8,000             *       24,000            -             -            -
Rocco Falotico                     16,000         8,000             *       24,000            -             -            -
George H. Fancher Jr.              40,000        20,000             *       60,000            -             -            -
Neal Feagans                       44,500        20,000             *       60,000        4,500             -            *
Jeffery W. Felton                  40,000        20,000             *       60,000            -             -            -
Gian Luigi Vita Fingi              19,992         3,998             *       23,990            -             -            -
Fitel Nominees
 Limited (WH Ireland)              16,000         8,000             *       24,000            -             -            -
Richard A. Fontane                 40,000        20,000             *       60,000            -             -            -
Thomas Forti                       40,000        20,000             *       60,000            -             -            -
Maria Rosaria Fullone               9,992         1,998             *       11,990            -             -            -
Gabriella Gabrielli                36,800        18,400             *       55,200            -             -            -
Generation Capital Associates     320,000       160,000         1.24%      480,000            -             -            -
Ali Ghanbarian                     40,000        20,000             *       60,000            -             -            -
Wilhelm Giertsen                   85,960        15,980             *       47,940       54,000             -            *
Giancarlo Giordano                 15,968         7,984             *       23,952            -             -            -
Lugli Giorgio                       9,990         1,998             *       11,988            -             -            -
Alan & Trena Goldberg              40,000        20,000             *       60,000            -             -            -
Christopher Gomolak(4)              1,567        57,554             *        1,567            -        57,554            *
Vincento Graniero                   8,000         4,000             *       12,000            -             -            -
Georgio Greco                      99,953        19,991             *      119,944            -             -            -
Greenwich Capital Fin.
 Products, Inc.                   699,304             -         1.82%      699,304            -             -            -
Chris Gruske                      279,723             -             *      279,723            -             -            -
Magnus Gunderson                   20,000        10,000             *       30,000            -             -            -
Gerald T. Halpin Rev. Trust       356,643             -             *      356,643            -             -            -
William F. Heins                  139,859             -             *      139,859            -             -            -
Richard Huebner(5)                 40,000        20,000             *       60,000            -             -            -
John A. Poulson                   139,859             -             *      139,859            -             -            -
William Ray Hipp(3)                53,333        40,000             *       60,000       13,333        20,000            *
Hollger LLC                     2,797,209             -         7.28%    2,797,209            -             -            -
Nick Holloway                      69,931             -             *       69,931            -             -            -
Michel B. Hopkins Trust            40,000        20,000             *       60,000            -             -            -
Edward Iacino                     100,000        50,000             *      150,000            -             -            -
Mariano Iaccarino                   8,000         4,000             *       12,000            -             -            -
IBI Bank AG                       239,976       119,988             *      359,964            -             -            -
John Jenkins(3)                   235,000       380,000         1.58%      240,000       75,000       300,000            *
Ingi Johannesson                   16,000         8,000             *       24,000            -             -            -
Stefano Kustermann                  5,960         2,980             *        8,940            -             -            -
Richard Kelly(5)                   16,000         8,000             *       24,000            -             -            -
William P. Ketcham                 13,986             -             *       13,986            -             -            -
Lisa Kirby                         20,000        10,000             *       30,000            -             -            -
Jon B. Kruljac                     20,000        10,000             *       30,000            -             -            -

                                        Shares beneficially                               Shares beneficially
                                     owned prior to offering(1)                           owned after offering(2)
                                                             Percent       Shares                                   Percent
                                                                of       registered                                    of
Identity of                     Outstanding   Warrants and  outstanding   for Sale    Outstanding    Warrants and  outstanding
selling shareholder               Shares        Options       shares     in Offering     Shares        Options       shares

Fabio LaValle                      19,996         3,999             *       23,995            -             -            -
Paolo LaValle                      19,996         3,999             *       23,995            -             -            -
John Layng and Amanda Layng,
 TTEES, Layng 1992 Family TR       34,963             -             *       34,963            -             -            -
Oded Levy                          80,000        40,000             *      120,000            -             -            -
Hans Levin                          3,968         1,984             *        5,952            -             -            -
Lucio Licciardi                    15,960         7,980             *       23,940            -             -            -
Linstead Hedge Fund               532,000       266,000         2.06%      798,000            -             -            -
J. Scott Liolios(5)                20,000       169,000             *      189,000            -             -            -
Liolios Group, Inc.                     -       200,000             *      200,000            -             -            -
Mario Luongo                       11,968         5,984             *       17,952            -             -            -
Mustafa Mahmoud                    20,000        10,000             *       30,000            -             -            -
Luca Mazzariello                   28,000        14,000             *       42,000            -             -            -
Gary W. McCarthy                  713,289             -         1.86%      713,289            -             -            -
Eugene C. McColley(5)              40,000        20,000             *       60,000            -             -            -
Morris McDonald                    40,000        20,000             *       60,000            -             -            -
James Edgar McDonald
 Rev. Living Trust                 84,000        40,000             *      120,000        4,000             -            *
Virginia Stevens McDonald
 Rev. Living Tr.                   84,000        40,000             *      120,000        4,000             -            *
Paolo Mecarini                     19,940         3,988             *       23,928            -             -            -
Stuart Mead                             -        12,446             *       12,446            -             -            -
Claire Mindock                     40,000        20,000             *       60,000            -             -            -
Donatella Misasi                   16,000         8,000             *       24,000            -             -            -
Massimo Morace                      9,955         1,991             *       11,946            -             -            -
Ellison C. Morgan
 Rev. Living Trust                480,000       240,000         1.86%      720,000            -             -            -
E.C Morgan                        160,000        80,000             *      240,000            -             -            -
Peter Motion                        3,971         1,986             *        5,957            -             -            -
Laurens Narriana                  109,361        33,861             *      143,222            -             -            -
Robert M. Nieder                   87,500        40,000             *      120,000        7,500             -            *
Steve Nonnemacher                  40,000        20,000             *       60,000            -             -            -
Dany Noujeim                            -         9,957             *        9,957            -             -            -
Hugh A. O'Reilly(3)(7)             55,611     1,063,982         2.83%       55,611            -     1,063,982        2.69%
Thomas J. O'Rourke                      -           285             *          285            -             -            -
Alfonso Pannone                    29,992         5,998             *       35,990            -             -            -
Salvatore Papeleo                  19,963         3,993             *       23,956            -             -            -
Reid Pasko                         40,000        20,000             *       60,000            -             -            -
Reid T. Pasko
 C/F Brianna Pasko UGMA            20,000        10,000             *       30,000            -             -            -
Francesco Pasquali                  9,948         1,990             *       11,938            -             -            -
Salvatore Passaro                  19,963         3,993             *       23,956            -             -            -
Marco Postiglione                  31,960        15,980             *       47,940            -             -            -
Savino Roberto Patruno             15,968         7,984             *       23,952            -             -            -
Giula Gilmetti Pazienza            31,968        15,984             *       47,952            -             -            -
Brian Perry                        65,984        17,996             *       83,980            -             -            -
Flavia Petrone                     19,759         3,952             *       23,711            -             -            -
Camillo Pignata                    36,000        18,000             *       54,000            -             -            -
Giuseppe Pignata                   75,960        37,980             *      113,940            -             -            -
Michele Pignata                    36,000        18,000             *       54,000            -             -            -
Nicola Pignata                     99,950        49,976             *      149,926            -             -            -
Genarro Pilato                     32,000        16,000             *       48,000            -             -            -
Nunzio Pilato                      31,968        15,984             *       47,952            -             -            -
Jeff Ploen                         40,000        20,000             *       60,000            -             -            -
Paola Porcari                      25,912         9,971             *       35,883            -             -            -
Noam Rand and
 Vicki Paul Rand Trust             80,000        40,000             *      120,000            -             -            -
Marcello Reddavide                 11,988         5,994             *       17,982            -             -            -
Brendan T. Reilly(3)(8)         4,839,117             -        12.59%    4,839,117            -             -            -
Andrew K. Reilly                4,839,117             -        12.59%    4,839,117            -             -            -
Carlo Rendano                      16,000         8,000             *       24,000            -             -            -
Carol & Paul Rivello               95,000        40,000             *      120,000       15,000             -            *
Wilson Rondini                    159,514       174,240             *      229,254      104,500             -            *
Marco Rossi                         8,000         4,000             *       12,000            -             -            -
Richard J. Rouse                        -           140             *          140            -             -            -
Ronald Runck                       55,000        40,000             *       60,000       15,000        20,000            *

                                        Shares beneficially                               Shares beneficially
                                     owned prior to offering(1)                           owned after offering(2)
                                                             Percent       Shares                                   Percent
                                                                of       registered                                    of
Identity of                     Outstanding   Warrants and  outstanding   for Sale    Outstanding    Warrants and  outstanding
selling shareholder               Shares        Options       shares     in Offering     Shares        Options       shares

John Ryan                          34,963             -             *       34,963            -             -            -
Marc Saban                         58,000        20,000             *       60,000       18,000             -            *
Theo Salvitti                      11,988         5,994             *       17,982            -             -            -
Gianluca Santilli                  80,000        40,000             *      120,000            -             -            -
Lina Schatzmann                     9,992         1,998             *       11,990            -             -            -
Maria Gabriella Schuotto           31,950        15,976             *       47,926            -             -            -
Carlo Serangeli                    19,992         3,988             *       23,980            -             -            -
DWR C/F David Shapiro
 Profit Sharing Plan               40,000        20,000             *       60,000            -             -            -
David A. and Debra Cook Shapiro    40,000        20,000             *       60,000            -             -            -
LJ Sharpe-Basdouille                4,996           999             *        5,995            -             -            -
Spencer Edwards, Inc.                   -        27,090             *       27,090            -             -            -
Ermino Stabile                     15,968         7,984             *       23,952            -             -            -
Daniel B. Steinberg TTEE          158,000        40,000             *      120,000       78,000             -            *
Daniel B. Steinberg               118,000        20,000             *       60,000       78,000             -            *
Nancy Stratton                          -         5,304             *        5,304            -             -            -
Dana D. Streep                    279,718             -             *      279,718            -             -            -
Mohamed Subaie                     14,982         2,996             *       17,979            -             -            -
Daniel J. Sullivan                209,792             -             *      209,792            -             -            -
Francesco Suppa                    16,000         8,000             *       24,000            -             -            -
Trevor R. Syms                      9,992         1,998             *       11,990            -             -            -
Padikkaparambil Thomas              2,492           498             *        2,990            -             -            -
Roberto Tibiletti                  16,000         8,000             *       24,000            -             -            -
F. William Tilt(4)                517,680             -         1.35%      517,680            -             -            -
Claudio Tomassoni                  39,960        19,980             *       59,940            -             -            -
Cardarelli Tonino                  19,940         3,988             *       23,928            -             -            -
Marcello Tringali                  19,984         3,996             *       23,980            -             -            -
Francesco Valenti                   9,990         1,998             *       11,988            -             -            -
Rosalba Valenti                     9,990         1,998             *       11,988            -             -            -
Lancia Valentina                    9,984         1,997             *       11,981            -             -            -
Ento Valori                        11,988         5,994             *       17,982            -             -            -
Jean-Pierre Van den Broeck         14,992         2,998             *       17,990            -             -            -
Jean-Pierre Van den Broeck          9,992         1,998             *       11,990            -             -            -
CJM van Kordelaar                   4,996           999             *        5,995            -             -            -
Remo Vanzetti                      16,000         8,000             *       24,000            -             -            -
Domenico Venezia                    7,958         3,980             *       11,938            -             -            -
Luigi Venezia                      11,963         5,982             *       17,945            -             -            -
Fabrizio Vicini                    19,992         3,998             *       23,990            -             -            -
Gaetano Bella Volpe               111,949        55,974             *      167,923            -             -            -
Marc A. Weisman                    80,000        40,000             *      120,000            -             -            -
Tim Whalley                        15,000         3,000             *       18,000            -             -            -
Roger Whebe                             -        10,000             *       10,000            -             -            -
Luca Zamponi                        9,948         1,990             *       11,938            -             -            -
Ivan Zottich                       19,955         3,992             *       23,947            -             -            -
                               __________     _________                 __________      ________    __________
TOTAL:                         26,788,266     9,053,190                 30,593,344      680,900      4,567,213

__________
(1)	Includes shares underlying currently exercisable warrants.

(2)	Assumes sale of all shares registered under this prospectus.

(3)	SANZ executive officer and/or director.

(4)	SANZ employee.

(5)	Consists in whole or in part of shares held in an Individual Retirement Account, Keogh plan or similar account.

(6)	A total of 1,719,924 of the shares (including shares issuable under options are under a lock-up agreement, pursuant to which 224,247 shares will cease to be restricted on October 1, 2002, and the remaining 1,495,677 shares will cease to be restricted on December 20, 2002.

(7)	Includes:200,000 shares underlying an option currently exercisable at $.33 per share; 411,635 shares underlying an option currently exercisable at $.625 per share; and 235,782 shares underlying an option currently exercisable at $.70 per share. A total of 746,395 shares (including shares issuable under options) are under a lock-up agreement, pursuant to which 74,639 will cease to be restricted on October 1, 2002 and the remaining 671,756 shares will cease to be restricted on December 20, 2002.

(8)	Includes 3,629,338 shares that are under a lock-up agreement, of which 403,260 shares will cease to be restricted on October 1, 2002 and the remaining 3,226,078 shares will cease to be restricted on December 20, 2002.

        Generally, only selling shareholders identified in the foregoing table who beneficially owned the SANZ shares set forth in the “Shares registered for sale” column, and their donees and transferees may sell those shares pursuant to the registration statement of which this prospectus forms a part. We will supplement or amend this prospectus to include additional selling shareholders upon request and upon provision of all required information to us. From time to time, we may include additional selling shareholders in supplements or amendments to this prospectus.

Relationships and Transactions With Certain Selling Shareholders

        Fred T. Busk, Gary W. McCarthy, Hugh A. O’Reilly, Andrew K. Reilly, Brendan T. Reilly, William F. Tilt, and Gary Holloway (a beneficial owner of selling shareholder Holger LLC), were officers or directors of ITIS at the time ITIS was acquired by SANZ.

        Steven M. Bathgate and Eugene C. McColley are principals of Bathgate McColley Capital Group, LLC, which has served as our investment banking consultant since 2000 and as a placement agent for our June 2001 private offering.

        Ross Bernstein was an officer and director of Value Tech, Inc. when SANZ acquired that company.

        In November 1999, we issued 49,048 shares, valued at $35,315, to Estate Management Services, at that time a principal shareholder, in connection with termination of a consulting agreement dated July 1, 1998

        Scott Liolios is a principal of Liolios Group, Inc., a public relations firm we have engaged since 2001.

        Wilson Rondini is a principal of Falcon Capital, a placement agent for our June 2001 and March – April 2002 private offerings.

PLAN OF DISTRIBUTION

Sale of Securities by Selling Shareholders

        SANZ shares issued in private, unregistered transactions are being registered so that the holders may sell them publicly from time to time. In accordance with the registration rights granted by SANZ, certain of the selling shareholders have agreed not to make public sales of 4,068,507 of the shares included in this prospectus until dates in the third and fourth quarters of 2002, except under limited exceptions.

        The selling shareholders have advised us that, prior to the date of this prospectus, they have not made any agreements or arrangements with any underwriters, brokers, or dealers regarding the resale of the shares. From time to time the selling shareholders may sell all or a portion of their shares in any public market upon which SANZ shares are quoted (currently the OTC Bulletin Board), in privately negotiated transactions, or otherwise. Sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.

        The shares may be sold by one or more of the following methods, without limitation:

°	block trades in which a broker or dealer will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

°	purchases by a broker or dealer as principal, and resale by the broker or dealer for its account pursuant to this prospectus;

°	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

°	privately negotiated transactions (bot long and short to the extent permitted under the federal securities laws); and

°	a combination of these methods.

        Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Broker-dealers may receive commissions or discounts from the selling shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser, in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved.

        Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share. This may result in the broker-dealer purchasing as principal any unsold shares at the price required to fulfill its commitment to the selling shareholders if the broker-dealer is unable to sell the shares. Broker-dealers who acquire shares as principal may resell the shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. In connection with resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

        Selling shareholders and any broker-dealers or agents that participate with them in the sale of the shares of may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents, and any profit on the resale of the shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

        Selling shareholders have agreed to comply with the Securities Act prospectus delivery requirements by delivering a prospectus to each purchaser of their shares. If we are notified by the selling shareholders that they have entered into a material arrangement with an underwriter for the sale of shares, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate:

°	the name of the participating underwriter;

°	the number of shares;

°	the price at which the shares are sold;

°	the commissions paid or discounts or concessions allowed to the underwriter; and

°	other facts material to the transaction.

        SANZ and the selling shareholders will be subject to provisions of the Exchange Act, including the antifraud provisions of Rule 10b-5. Also, insofar as SANZ or the selling shareholders are considered to be participating in a distribution, under certain circumstances they will be subject to trading restrictions under Regulation M.

        We will not receive any proceeds from the sale of shares by the selling shareholders. We will pay all expenses related to preparation of this prospectus. The selling shareholders, the purchasers of the shares, or both will pay any commissions, discounts, or other fees payable to brokers or dealers.

        We cannot predict the effect which sales of the shares by the selling shareholders might have upon the market price of SANZ’ common stock or upon our ability to raise further capital. See “Risk Factors - Possible Effect on Market Price Due to Public Sales of Shares Acquired at Prices Below Current Market Price.”

Sale of Securities by SANZ

        Certain selling shareholders hold warrants issued by us at various prior dates entitling them to purchase specified numbers of SANZ shares at specified prices. No underwriter or placement agent has been engaged to assist us in selling the SANZ shares issuable upon exercise of those options, and we will not pay commissions or similar compensation to any party in connection with that issuance. If selling shareholders exercise warrants, they can be expected to sell those shares as described above. Many of the outstanding warrants may be exercised on a cashless basis, with the exercise price paid with a portion of the SANZ shares underlying the warrant, reducing the number of shares issuable upon exercise of the warrant. We do not receive cash for the exercise price, but issue fewer shares, while the warrant holder obtains the same economic value. The selling shareholders will receive the proceeds of any subsequent sale of the warrant shares. There is no assurance that any warrants will be exercised.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services, Inc., Attn: Customer Service, P.O. Box 240, Denver, CO 801201-0240.

Indemnification

        Colorado law permits a corporation to indemnify directors, officers, employees, or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and attorneys’ fees paid or incurred in connection with any proceeding, other than an action by or in the right of the corporation, to which the director, officer, employee or agent may be a party, provided he shall have acted in good faith and shall have reasonably believed:

(a)	in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the corporation, or

(b)	in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

        In connection with an action by a corporation, or to enforce a right of a corporation, against a director, officer, employee or agent, the corporation has the power to indemnify a director, officer, employee or agent for reasonable expenses incurred in connection with the suit:

(a)	if the person acted in good faith and in a manner in or not opposed to the best interests of the corporation, and

(b)	if the person is found liable to the corporation, only if ordered by a court of law.

        A corporation may grant additional rights to indemnification to its director, officers, employees or agents.

        Our Articles of Incorporation provide for mandatory indemnification of directors and officers to the fullest extent permitted by, and in accordance with, Colorado law, and permit indemnification of other persons to the extent authorized from time to time by the board of directors. The right to indemnification includes the right to have SANZ pay in advance the expenses incurred in defending these proceedings, so long as there is an agreement to repay these expenses if it is ultimately determined that the person is not entitled to be indemnified for them.

        Colorado law permits SANZ to purchase and maintain insurance policies that protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. These policies may provide for indemnification whether or not SANZ otherwise would be able to provide it. SANZ has officers and directors liability insurance, which provides coverage for (among other things) certain claims arising under the Securities Act.

        To the extent indemnification for Securities Act liabilities is available to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, indemnification for Securities Act liabilities is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF SECURITIES

Authorized Capital

        SANZ is authorized to issue 75,000,000 shares of no par value common stock and 10,000,000 shares of no par value Preferred Stock. No shares of Preferred Stock are issued or outstanding as of the date of this prospectus. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of SANZ, the assets will be divided pro rata on a share-for-share basis among holders of all outstanding shares of common stock.

        No Cumulative Voting. Each holder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholder vote. Shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and the holders of the remaining shares voting for the election of the directors will be unable to elect any directors.

Shares Registered for Sale.

June 2001 Private Placement. On June 30, 2001, we closed a private offering of 220 Units of equity securities for aggregate cash proceeds of $5,544,000. The Units were offered and sold to accredited U.S. investors and to offshore investors at a price of $25,200 per Unit. Each Unit consisted of 40,000 shares of Common Stock and two warrants (Class A and Class B) exercisable for a four-year and a two-year period, respectively, commencing April 30, 2002. The Class A Warrants are exercisable at $1.25 per share and the Class B Warrants are exercisable at $0.625 per share.

        The Units were offered in the U.S. through Bathgate McColley Capital Group LLC (BMCG) and outside the U.S. through Falcon Capital (the “Placement Agents”). BMCG was paid cash commissions equal to 10%, and a non-accountable expense allowance equal to 5%, of the gross offering proceeds of their sales. In addition, BMCG was granted Placement Agent’s warrants exercisable for five years after their issuance to purchase 837,381 shares of common stock at $0.625 per share. Falcon Capital was paid cash commissions equal to 10%, and a non-accountable expense allowance equal to 2%, of the gross offering proceeds of their sales. In addition, Falcon Capital was issued 100,000 shares of common stock and issued five-year warrants to purchase 203,003 shares at $.625 per share. The shares included in the units and underlying the warrants are registered for public sale pursuant to this prospectus.

ITIS Acquisition. On December 19, 2001, we issued 18,511,262 shares to shareholders of ITIS in exchange for all outstanding shares of ITIS, and agreed to register those shares for resale by the holders. Thee shares were issued in accordance with an exemption from registration afforded by Regulation D of the Securities Act. As a condition to the ITIS acquisition, holders of approximately 4,068,507 shares issued in the acquisition agreed not to sell those shares until various dates in the third and fourth quarters of 2002, except under limited exceptions, even if this prospectus is available before those dates.

2002 Private Placement. On March 25, 2002, we closed a private offering of units, at $6,800 per unit, that raised $798,456, net of fees. Each unit consisted of 10,000 shares and a five- year warrant to purchase 2,000 shares at $.85 per share. A total of 1,415,700shares and 431,450 warrants, including those issued as placement agent compensation, were issued in this offering. The shares issued in that offering, including the shares issued as placement agent compensation and those issuable upon exercise of the warrants sold in the units, are registered for public sale pursuant to this prospectus.

Compensation. Shares issuable upon exercise of warrants to purchase 300,000 shares of common stock at $.81 to $1.00 per share granted to an employee, and shares issuable upon exercise of warrants to purchase 500,000 shares of common stock at $1.00 to $2.00 per share issued as consideration for certain consulting services, are also registered for public sale pursuant to this prospectus.

LEGAL MATTERS

        Key Law Firm, P.C., 2400 S. Clayton St., Suite 1000, Denver, Colorado 80210, has passed upon the validity of the issuance of the shares of common stock being offered hereby for SANZ.

EXPERTS

        The consolidated balance sheet of SAN Holdings, Inc. and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2001 have been included herein in reliance upon the report, dated February 12, 2002, of Grant Thornton LLP, Dallas, Texas, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheet of SAN Holdings, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31 2000 have been included herein in reliance upon the report, dated March 19, 2001, of Causey Demgen & Moore Inc., Denver, Colorado, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of ITIS Services, LLC (the predecessor to ITIS Services, Inc.) as of December 31, 2000 and for the period ended December 31, 2000 included herein have been so included in reliance on the report (which contains an explanatory paragraph relating to ITIS Services LLC’s ability to continue as a going concern as described in Note 1 to said financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

The following consolidated financial statements of SAN Holdings, Inc. and subsidiaries are included in this prospectus:

   Report of Independent Certified Public Accountant                   F-1

   Report of Independent Certified Public Accountant                   F-2

   Consolidated Balance Sheets, December 31, 2000 and 2001             F-3

   Consolidated Statements of Operations for the Years
        Ended December 31, 2000 and 2001                               F-5

   Consolidated Statements of Stockholders' Equity for the
        Years Ended  December 31, 2000 and 2001                        F-6

   Consolidated Statements of Cash Flows for the Years
        Ended December 31, 2000 and 2001                               F-7

   Notes to Consolidated Financial Statements                          F-9

The following unaudited Pro Forma Condensed Financial Information of SAN Holdings, Inc. and ITIS Services, Inc. are included in this prospectus:

   Introduction to Unaudited Condensed Pro Forma
        Financial Information                                          F-19

   Unaudited Pro Forma Condensed Balance Sheet -
        September 30, 2001                                             F-20

   Unaudited Pro Forma Condensed Statement of Operations -
        Nine Months Ended September 30, 2001                           F-21

   Unaudited Pro Forma Condensed Statement of Operations
        Year Ended December 31, 2000                                   F-22

   Notes to Unaudited Condensed Pro Forma
        Financial Information                                          F-23

The following financial statements of ITIS Services LLC are included in this prospectus:

   ITIS Services LLC Financial Statements                              F-24

   Report of Independent Accountants                                   F-25

   Balance Sheet - December 31, 2000                                   F-26

   Statement of Operations - Year Ended  December 31, 2000             F-27

   Statement of Cash Flows - Year Ended December 31, 2000              F-28

   Statement of Changes in Members' Equity - Year
        Ended December 31, 2000                                        F-29

   Notes to Financial Statements                                       F-30

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
SAN Holdings, Inc.

We have audited the accompanying consolidated balance sheet of SAN Holdings, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAN Holdings, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
March 19, 2001                                                                                                   CAUSEY DEMGEN & MOORE INC.

Report of Independent Certified Public Accountants

The Board of Directors and Stockholders
SAN Holdings, Inc.

We have audited the accompanying consolidated balance sheet of SAN Holdings, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAN Holdings, Inc. and subsidiaries as of December 31, 2001, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

February 12, 2002
Dallas, Texas                                                                                                                   /s/ GRANT THORNTON LLP

SAN Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

December 31,

                      ASSETS                                            2001          2000
                                                                        ----          ----

CURRENT ASSETS
    Cash and cash equivalents ...................................   $ 5,320,721   $   282,932
    Certificate of deposit ......................................          --         497,093
    Accounts receivable, less allowance for doubtful accounts
       of $212,750 in 2001 and $1,339,942 in 2000 ...............     6,397,915     4,116,064
    Other receivables ...........................................       265,635        61,836
0    Inventory, less valuation allowance of $100,527 in 2001 .....     2,893,154        83,402
    Prepaid expenses ............................................       153,646        51,481
    Investment securities - available for sale ..................          --         654,419
                                                                    -----------   -----------
                  Total current assets ..........................    15,031,071     5,747,227

PROPERTY AND EQUIPMENT AT COST
    Furniture and fixtures ......................................       939,700       407,521
    Leasehold improvements ......................................        43,329         2,491
    Computer equipment and software .............................       559,975       241,101
    Demonstration equipment .....................................       122,328          --
                                                                    -----------   -----------
                                                                      1,665,332       651,113
    Less accumulated depreciation and amortization ..............       319,483        85,668
                                                                    -----------   -----------
                                                                      1,345,849       565,445

OTHER ASSETS
    Goodwill, net of accumulated amortization of
       $384,407 in 2001 and $152,223 in 2000 ....................    18,704,447     2,755,589
    Other .......................................................       670,919       286,082
                                                                    -----------   -----------
                                                                     19,375,366     3,041,671
                                                                    -----------   -----------
                                                                    $35,752,286   $ 9,354,343
                                                                    ===========   ===========

SAN Holdings, Inc.

CONSOLIDATED BALANCE SHEETS - CONTINUED

December 31,

            LIABILITIES                                                   2001            2000
                                                                          ----            ----

CURRENT LIABILITIES
    Accounts payable .............................................   $ 10,907,003    $  1,815,145
    Accrued expenses .............................................      2,694,910         724,105
    Accrued expenses - related parties ...........................           --           532,359
    Deferred revenue .............................................      2,123,269         164,698
    Current maturities of long-term debt .........................        200,349         757,480
                                                                     ------------    ------------
                  Total current liabilities ......................     15,925,531       3,993,787

LONG-TERM OBLIGATIONS, less current maturities
    Long-term debt- ..............................................           --           213,915

COMMITMENTS AND CONTINGENCIES ....................................           --              --

STOCKHOLDERS' EQUITY
    Preferred stock, no par value; 10,000,000 shares authorized;
       none issued and outstanding ...............................           --              --
    Common stock, no par value; 75,000,000 shares authorized;
       issued and outstanding, 37,022,624 shares in 2001 and
       9,300,874 shares in 2000 ..................................     30,957,815       9,888,902
    Accumulated deficit ..........................................    (11,131,060)     (4,742,261)
                                                                     ------------    ------------
                  Total stockholders' equity .....................     19,826,755       5,146,641
                                                                     ------------    ------------
                                                                     $ 35,752,286    $  9,354,343
                                                                     ============    ============

The accompanying notes are an integral part of these statements.

SAN Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,

                                                                          2001            2000
                                                                          ----            ----

Revenues .........................................................   $ 21,155,765    $ 18,310,413

Cost of revenues .................................................     18,003,467      13,708,020
                                                                     ------------    ------------
                  Gross profit ...................................      3,152,298       4,602,393

General and administrative expenses ..............................      7,501,891       6,284,980
Impairment of receivables and securities .........................           --         2,605,763
Litigation settlement ............................................      1,384,419            --
Depreciation and amortization ....................................        613,593         400,960
                                                                     ------------    ------------
                                                                        9,499,903       9,291,703
                                                                     ------------    ------------
                  Loss from operations ...........................     (6,347,605)     (4,689,310)

Other income (expense)
    Interest expense .............................................        (97,471)       (140,940)
    Interest income ..............................................         43,550          85,211
    Other income .................................................         29,286            --
    Other expenses ...............................................        (16,559)           --
                                                                     ------------    ------------
                                                                          (41,194)        (55,729)
                                                                     ------------    ------------

                  Loss before income taxes .......................     (6,388,799)     (4,745,039)

Income tax expense ...............................................           --            60,000
                                                                     ------------    ------------
                  NET LOSS .......................................   $ (6,388,799)   $ (4,805,039)
                                                                     ============    ============
Loss per common share - basic and diluted ........................   $      (0.45)   $      (0.63)
                                                                     ============    ============
Weighted average common shares outstanding - basic and diluted ...     14,340,594       7,686,000
                                                                     ============    ============

The accompanying notes are an integral part of these statements.

SAN Holdings, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2001 and 200

                                                    Preferred stock             Common
                                                 --------------------            stock
                                                 Shares         Amount           Shares
                                                 ------         ------           ------
Balances at January 1, 2000 .............      1,684,400    $  2,394,985       3,800,000

Recapitalization - Note B ...............           --              --           986,511

Acquisitions of businesses ..............           --              --           232,638

Issuance of Series AA preferred stock ...      1,134,526       1,530,291            --

Issuance of Series AAA preferred stock ..        363,734         898,350            --

Sale of common stock ....................           --              --           170,667

Exercise of stock warrants ..............           --              --           928,398

Conversion of Series AA and Series
    AAA preferred stock to common .......     (3,182,660)     (4,823,626)      3,182,660

Net loss ................................           --              --              --
                                            ------------    ------------    ------------
Balances at December 31, 2000 ...........           --              --         9,300,874

Sale of common stock, net of
    placement costs of $699,167 .........           --              --         8,960,488

Issuance of stock warrants ..............           --              --              --

Acquisitions of businesses ..............           --              --        18,761,262

Net loss ................................           --              --              --
                                            ------------    ------------    ------------
Balances at December 31, 2001 ...........           --      $       --        37,022,624
                                            ============    ============    ============

                                                                Retained
                                                 Common         earnings
                                                 Stock        (accumulated
                                                 Amount          deficit)        Total
                                                 ------        -----------       -----
Balances at January 1, 2000 .............   $    364,505    $     62,778    $  2,822,268

Recapitalization - Note B ...............        (18,337)           --           (18,337)

Acquisitions of businesses ..............        656,457            --           656,457

Issuance of Series AA preferred stock ...           --              --         1,530,291

Issuance of Series AAA preferred stock ..           --              --           898,350

Sale of common stock ....................        515,001            --           515,001

Exercise of stock warrants ..............      3,547,650            --         3,547,650

Conversion of Series AA and Series
    AAA preferred stock to common .......      4,823,626            --              --

Net loss ................................           --        (4,805,039)     (4,805,039)
                                            ------------    ------------    ------------
Balances at December 31, 2000 ...........      9,888,902      (4,742,261)      5,146,641

Sale of common stock, net of
    placement costs of $699,167 .........      4,848,115            --         4,848,115

Issuance of stock warrants ..............        170,500            --           170,500

Acquisitions of businesses ..............     16,050,298            --        16,050,298

Net loss ................................           --        (6,388,799)     (6,388,799)
                                            ------------    ------------    ------------
Balances at December 31, 2001 ...........   $ 30,957,815    $(11,131,060)   $ 19,826,755
                                            ============    ============    ============

The accompanying notes are an integral part of these statements.

SAN Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,

                                                                                     2001          2000
                                                                                     ----          ----
Cash flows from operating activities:
    Net loss ................................................................    $(6,388,799)  $(4,805,039)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities
          Depreciation and amortization .....................................        613,593       400,960
          Impairment of receivables and securities ..........................           --       2,605,763
          Litigation settlement .............................................      1,384,419          --
          Operating expenses paid in common stock warrants ..................        119,500          --
          Deferred income taxes .............................................           --          60,000
          Changes in operating assets and liabilities, net of acquisitions
              Accounts receivable ...........................................     (2,172,421)     (913,977)
              Other receivables .............................................        (15,635)         --
              Inventory .....................................................     (1,997,186)       71,580
              Prepaid expenses ..............................................        (45,157)       22,830
              Accounts payable ..............................................      7,091,410    (3,006,563)
              Income taxes payable ..........................................           --         (85,253)
              Accrued expenses ..............................................        670,067       462,839
              Deferred revenue ..............................................      1,958,571       164,698
                                                                                 -----------   -----------
                  Net cash provided by (used in) operating activities .......      1,218,362    (5,022,162)

Cash flows from investing activities
    Acquisitions of businesses, net of cash acquired ........................         49,700    (2,115,729)
    Purchase of certificate of deposit ......................................           --      (1,000,000)
    Maturity of certificate of deposit and investment securities ............      1,151,512       502,907
    Notes receivable ........................................................       (188,164)      (61,836)
    Purchase of property and equipment ......................................       (417,212)     (564,784)
    Purchase of other assets ................................................       (150,000)         --
    Deposits ................................................................         26,082       (24,082)
    Preacquisition advance to ITIS, Inc. ....................................       (577,600)         --
                                                                                 -----------   -----------
                  Net cash used in investing activities .....................       (105,682)   (3,263,524)

The accompanying notes are an integral part of these statements.

SAN Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

For the years ended December 31,

                                                                                  2001             2000
                                                                                  ----             ----
Cash flows from financing activities
    Proceeds from issuance of common stock and warrants ..................   $  4,848,115    $  6,491,292
    Proceeds from short-term borrowings ..................................           --         1,025,000
    Payments on notes payable ............................................       (851,046)     (1,736,844)
    Loan origination fees paid ...........................................        (71,960)           --
                                                                             ------------    ------------
                  Net cash provided by financing activities ..............      3,925,109       5,779,448
                                                                             ------------    ------------
                  Net increase (decrease) in cash and cash equivalents ...      5,037,789      (2,506,238)

Cash and cash equivalents at beginning of year ...........................        282,932       2,789,170
                                                                             ------------    ------------
Cash and cash equivalents at end of year .................................   $  5,320,721    $    282,932
                                                                             ============    ============
Supplemental disclosure of cash flow information:
 Cash paid during period for:
       Interest ..........................................................   $     97,471    $    118,190
       Income taxes ......................................................   $       --      $       --

Supplemental disclosure of non-cash investing and financing activities
    Acquisitions of businesses
       Assets acquired ...................................................   $ 19,427,026    $  4,810,895
       Notes payable issued ..............................................           --          (951,000)
       Cash received (paid), net of cash acquired ........................         49,700      (2,115,729)
       Common stock issued ...............................................    (16,050,298)       (638,120)
                                                                             ------------    ------------
       Liabilities assumed ...............................................   $  3,426,428    $  1,106,046
                                                                             ============    ============

The accompanying notes are an integral part of these statements.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SAN Holdings, Inc. (the Company), a Colorado corporation, was formed on July 1, 1983. The Company operates a single business segment, which sells and installs computer data storage devices throughout the United States.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

               Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

               Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

               Inventory

Inventories are stated at the lower of cost or market, with cost determined principally by the first-in, first-out method.

               Property and equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of five to seven years or for leasehold improvements, the lesser of the life of the lease improvements.

               Intangible assets

Purchased software and licenses are stated at cost, net of accumulated amortization. Amortization is provided using the straight-line method over fifty months, the period estimated by management to be benefited. Goodwill is the excess of the purchase price over the fair value of tangible net assets acquired in business combinations accounted for as purchases. Goodwill is being amortized on the straight-line method over 5 to 15 years.

               Impairment of long-lived assets

The Company evaluates the carrying value of long-lived assets, including goodwill, whenever events or changes in circumstances indicate the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset’s fair market value.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

               Financial Instruments

The fair values of the Company’s financial instruments, consisting of cash and cash equivalents, accounts receivable, investments and long-term debt approximate their carrying values.

               Revenue Recognition

The Company’s revenue is derived primarily from two sources: (i) resale and installation of computer hardware and software, and (ii) service revenue, derived primarily from providing consulting services to end users.

Revenue from resale and installation of computer hardware and software is recognized upon completion of delivery and service obligations, provided that no uncertainties regarding customer acceptance exist. Service revenue is recognized as the related services are performed.

               Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company evaluates the realizibility of goodwill based on management’s best estimates of future cash flows from operations. However, the Company participates in a highly competitive industry that is characterized by aggressive pricing practices, and price sensitivity and changing demands of customers. As a result, it is at least reasonably possible that the estimates used by the Company to evaluate the realizibility of goodwill will be materially different from actual amounts or results.

These differences could result in the impairment of all or a portion of the Company’s goodwill, which could have a materially adverse effect on the Company’s results of operations and financial position.

               Stock-Based Compensation

The Company accounts for stock-based compensation to employees using the intrinsic value method. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of grant over the exercise prices.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

               Earnings (Loss) Per Share

The Company computes basic earnings (loss) per share based on the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. For the years ended December 31, 2001 and 2000, all potential common shares were anti-dilutive.

               Recent Account Pronouncements

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations. This standard eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addressed the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect SFAS 141 to have a material effect on the Company’s financial position, results of operations or cash flows.

In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Intangible Assets, which clarifies the accounting for impairments to purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinitive lives will no longer be amortized, but will be tested for impairment annually and also in the event of an impairment indicator. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company expects that the adoption of SFAS 142 will decrease annual operating expenses by approximately $300,000. The Company adopted SFAS 142 on January 1, 2002.

In August 2001, the Financial Accounting Standards Board approved for issuance Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company does not expect SFAS 144 to have a material effect on the Company’s financial position or result of operations.

               Reclassifications

Certain reclassifications were made to the 2000 financial statements to conform to the current year presentation.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE B-– RECAPITALIZATION

In January 2000, Citadel Environmental Group, Inc. (the Registrant) acquired all of the outstanding capital stock of Storage Area Networks, Inc. (SAN). The Registrant changed its name to SAN Holdings, Inc. The acquisition resulted in approximately 79% of the outstanding common stock of the Registrant being owned by the former SAN shareholders. The Registrant issued 3,800,000 shares of Series BB convertible preferred stock to the SAN shareholders. These preferred shares were converted into 3,800,000 shares of common stock in March 2000.

For accounting purposes, the transaction is deemed to be a reverse acquisition and recapitalization of SAN based upon historical costs. Accordingly, the capital accounts have been restated at January 1, 2000 to give effect to the recapitalization.

The capital accounts have also been adjusted to reflect (1) the 666,511 shares of the Registrant outstanding at the date of the transaction; (2) 320,000 shares issued as a finder’s fee; and (3) the net liabilities of the Registrant of $18,337 at the date of the transaction.

NOTE C - CREDIT RISK AND CONCENTRATIONS

The Company provides credit in the normal course of business to customers throughout the United States. The Company currently performs ongoing credit evaluations of its customers. For the year ended December 31, 2001, three customers accounted for 29%, 13% and 11% of the Company’s revenues. For the year ended December 31, 2000, two customers accounted for 15% each of the Company’s revenues.

NOTE D - ACQUISITIONS OF BUSINESSES

On January 21, 2000, in exchange for approximately $1,800,000 in cash, $951,000 in promissory notes and 88,888 shares of the Company’s common stock valued at $153,332, the Company acquired all the outstanding stock of Co Comp, Inc., a provider of data storage systems and services based in Colorado. In connection with this transaction, the Company recorded goodwill of $2,110,587.

On June 27, 2000, the Company acquired Value Technologies, Inc. for $130,000 in cash and 143,750 shares of common stock valued at $503,125. In connection with this transaction, the Company recorded goodwill of $797,225.

In October 2001, the Company acquired certain assets of ECOSoftware Systems in exchange for $150,000, a note payable in the amount of $80,000 and 250,000 shares of the Company’s common stock valued at $200,000. The Company recorded goodwill of approximately $500,000 on this acquisition which was accounted for using the purchase method of accounting.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE D - ACQUISITIONS OF BUSINESSES - Continued

Effective December 31, 2001, the Company acquired all of the outstanding stock of ITIS Services, Inc. (ITIS) in exchange for 18,511,262 shares of the Company’s common stock valued at $13,883,446, options to acquire 3,315,050 shares of the Company’s common stock valued at $1,966,852, and approximately $500,000 of acquisition costs. ITIS sells and installs computer data storage devices throughout the eastern United States. The Company recorded goodwill of approximately $15,000,000 in connection with the ITIS acquisition which was accounted for using the purchase method of accounting.

The operating results of the acquired businesses have been included in the consolidated statements of operations from the dates of acquisition. The following unaudited pro forma information presents summary consolidated results of operations of the Company, as if the acquisitions had occurred at the beginning of each period presented.

                                            Year ended December 31,
                                              2001           2000
                                              ----           ----

         Revenues                        $ 30,461,306   $ 22,952,333
         Net loss                        $ (9,027,599)  $ (5,584,016)
         Loss per share                         $(.28)         $(.21)
These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of these dates or of results which may occur in the future.

NOTE E - LONG TERM DEBT

Long-term debt consists of the following:
                                                                              December 31,
                                                                             2001       2000
                                                                             ----       ----
   Note payable to a bank, due in monthly installments of $86,500, including interest at 6.9%, secured by a certificate of deposit;
      paid in March 2001.                                                 $   --     $ 257,480

   Non-interest bearing notes payable to former shareholders of CoComp,
      Inc.; principal payments of $100,000 in January 2001, $50,000 in
      March 2001 and $40,000 per month thereafter with any remaining
      amounts due in May 2002.                                              160,349    713,915

   Other                                                                     40,000       --
                                                                           --------   --------
                                                                            200,349    971,395
   Less current maturities                                                  200,349    757,480
                                                                           --------   --------
                                                                          $   --     $ 213,915
                                                                           ========   ========

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE F - LINE OF CREDIT

The Company has a revolving credit facility (the Facility) which permits the Company to borrow up to $2.5 million, subject to availability under its borrowing base. At December 31, 2001, no amounts were outstanding. The Facility bears interest at prime plus 3% (8% at December 31, 2001), expires in May 2004 and requires the maintenance of certain financial covenants. The facility is secured by certain assets of a subsidiary of the Company.

NOTE G - INCOME TAXES

Following is a reconciliation of income tax expense at the statutory federal income tax rate of 34% to the actual income tax expense:
                                                     2001           2000
                                                     ----           ----

  Income tax benefit at statutory rate          $ (2,172,188)  $ (1,613,313)
  Nondeductible expenses                              10,548          --
  Increase in valuation reserve                    2,165,737      1,613,313
  Other                                               (4,097)        60,000
                                                 -----------    -----------
                                                $     --       $     60,000
                                                 ===========    ===========
Deferred income tax assets and liabilities reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their basis for financial reporting purposes. Temporary differences that give rise to deferred tax assets are as follows:
                                                       December 31,
                                                    2001          2000
                                                    ----          ----

  Net operating loss carryforwards              $ 2,858,571    $ 727,354
  Accounts receivable                               448,780      448,780
  Investments                                       455,821      455,821
  Other                                              15,878      (18,642)
                                                -----------  -----------
     Deferred tax assets                          3,779,050    1,613,313
  Valuation allowance                            (3,779,050)  (1,613,313)
                                                -----------  -----------
     Net deferred tax asset                     $    --        $    --
                                                ===========  ===========
As a result of the significant net losses incurred in 2001 and 2000, the Company recorded a valuation allowance to fully reserve its deferred tax assets.

At December 31, 2001, the Company has net operating loss carryforwards available to offset future federal taxable income of approximately $8,400,000. Such carryforwards expire principally in 2020 and 2021.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE H - COMMITMENTS AND CONTINGENCIES

As of December 31, 2001, the Company had long-term noncancelable lease agreements for office space with the following minimum commitments:
                                            Amount
                                            ------

    2002                                  $ 372,510
    2003                                    296,718
    2004                                    178,591
    2005                                    117,435
    2006                                     13,861
                                           --------
                                          $ 979,115
                                           ========
In December 2001, the Company settled all of its litigation with 3Si Holdings, Inc. (3Si) and XS Data Solutions, Inc. (XS Data) by forgiving certain accounts receivable owed by 3Si and XS Data and the release of a pledge on certain shares of 3Si common stock. During the years ended December 31, 2001 and 2000, the Company recorded charges of $1,384,419 and $2,605,763, respectively, related to these matters.

The Company is engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of its business, the outcome of which is not determinable at this time. In the opinion of management, any liability that might be incurred by the Company upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on the Company’s consolidated results of operations, cash flows or financial condition.

NOTE I - STOCKHOLDERS’ EQUITY

               Stock Split

On March 1, 2000, the shareholders of the Company approved a 1 for 36 common stock reverse split. All per share and share amounts have been adjusted to reflect the reverse split.

               Private Placements

During March 2000, the Company sold 1,134,526 shares of Series AA preferred stock and 363,734 units of Series AAA preferred stock for net proceeds of $1,530,291 and $898,350, respectively. Each unit of Series AAA preferred stock consisted of one Series AAA preferred share and a warrant to purchase one share of common stock exercisable at $3.50 per share and one share of common stock exercisable at $5.00 per share.

During March and April 2000, the Company completed a private placement of 170,667 shares of common stock with warrants to purchase 1,000,000 shares at $9.00 per share for net proceeds of $515,001 (net of offering costs of $55,000). The warrants expire as follows: 200,000 in December 2000, 400,000 in June 2001, and 400,000 in December 2001.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE I - STOCKHOLDERS’ EQUITY - Continued

In June 2001, the Company completed a private placement of 8,960,488 shares of common stock, warrants to purchase 2,207,747 shares of common stock at $.625 per share and warrants to purchase 2,207,747 shares of common stock at $1.25 per share for net proceeds of $4,848,115 (net of offering costs of $699,167). Additionally, the Company issued warrants to purchase 1,156,942 shares of common stock at $.625 per share and warrants to purchase 271,000 shares of common stock at $1.15 per share for sales commissions incurred in connection with the private placement.

               Stock options:

On March 1, 2000, shareholders of the Company approved the 2000 Incentive Stock Option Plan (2000 Plan). The total number of shares of common stock subject to options under this plan may not exceed 1,500,000 shares.

On September 20, 2001, the Company approved the 2001 Stock Option Plan (2001 Plan). The total number of shares of common stock subject to options under this plan may not exceed 5,000,000 shares. Options granted under the plan vest generally over three to ten years.

At December 31, 2001, 5,000,000 and 1,500,000 shares of common stock were reserved for future grants under the 2001 Plan and 2000 Plan, respectively.

The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-based Compensation, for employee stock options and continues to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for recording stock options granted. If the Company had elected to recognize compensation expense based upon the fair value at grant date consistent with the methodology prescribed by SFAS 123, net loss and loss per share would have been increased to the pro forma amounts indicated below:
                                                          Year ended December 31,
                                                            2001           2000
                                                            ----           ----

   Net loss - as reported                             $ (6,388,799)  $ (4,805,039)
   Net loss - pro forma                                 (7,848,042)    (8,006,626)

   Basic and diluted loss per share - as reported             (.45)          (.63)

   Basic and diluted loss per share - pro forma               (.55)         (1.04)
The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2001 and 2000, respectively: dividend yield of 0% for all periods; volatility of 105% and 100%; risk-free interest rates of 4.13% and 6.375% and expected lives of one to five years. The weighted average fair value of options granted were $.80 and $1.76 per share during fiscal 2001 and 2000, respectively.

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE I - STOCKHOLDERS’ EQUITY - Continued

        Option activity for the two years ended December 31, 2001 is summarized as follows:

                                                Number of Shares   Weighted Average
                                               Underlying Options   Exercise Price
                                               ------------------  ----------------
   Outstanding at January 1, 2000                        --           $   --
   Granted                                          1,404,499             3.72
                                                   ----------          -------
   Outstanding at December 31, 2000                 1,404,499             3.72
   Granted                                          7,205,050             1.14
   Forfeited                                       (1,492,604)            2.59
                                                   ----------          -------
   Outstanding at December 31, 2001                 7,116,945             1.34
                                                   ==========          =======
   Exercisable at December 31, 2000                   644,833         $   2.50
                                                   ==========          =======
   Exercisable at December 31, 2001                 1,088,561         $   2.06
                                                   ==========          =======
Further information regarding options outstanding and options exercisable at December 31, 2001 is summarized below:
                                   Options Outstanding          Options Exercisable
                             -------------------------------   --------------------
                                       Weighted     Weighted              Weighted
                             Number     Average      Average    Number     Average
           Range of            of      Remaining    Exercise     of       Exercise
       Exercise Prices       Shares      Life         Price     Shares      Price
       ---------------       ------    ---------    --------    -------   --------

      $ .33  to   1.00      3,672,811    9.34 years $  .68       309,797  $  .98
       1.01  to   1.50      1,207,239    5.96         1.50       400,603    1.50
       1.51  to   2.00      1,300,000    5.81         2.00       250,000    2.00
       2.01  to   2.25        866,895    5.93         2.25        58,161    2.25
       2.26  to  10.82         70,000    3.20        10.12        70,000   10.12
       ---------------      ---------    ----        -----     ---------   -----
      $ .33  to  10.82      7,116,945    3.99       $ 1.34     1,088,561  $ 2.06
      ================      =========    ====        =====     =========   =====

SAN Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2001 and 2000

NOTE I - STOCKHOLDERS’ EQUITY - Continued

        Warrant activity for the two years ended December 31, 2001 is summarized as follows:

                                             Number of Shares    Weighted Average
                                           Underlying Warrants    Exercise Price
                                           -------------------   ----------------
   Outstanding at January 1, 2000                  --                $   --
   Granted                                    2,244,688                  5.88
   Exercised                                   (912,148)                 3.89
   Forfeited                                    (82,540)                 3.50
                                             ----------                ------
   Outstanding at December 31, 2000           1,250,000                  7.50
   Granted                                    6,743,436                  1.12
   Forfeited                                 (1,000,000)                 9.00
                                             ----------                ------
   Outstanding at December 31, 2001           6,993,436              $   1.13
                                             ==========                ======
   Exercisable at December 31, 2000           1,250,000              $   7.50
                                             ==========                ======
   Exercisable at December 31, 2001           6,993,436              $   1.13
                                             ==========                ======
In 2001, in addition to the warrant issuances discussed above and in Note D, the Company granted warrants to purchase 300,000 shares of common stock at $.81 to $1.00 per share to an employee; a warrant to purchase 100,000 shares of common stock at $1.00 per share, valued at $51,000, in connection with the acquisition of assets' and warrants to purchase 500,000 shares of common stock at $1.00 to $2.00 per share, with a fair value of $186,000, as consideration for certain consulting services.

NOTE J - DEFINED CONTRIBUTION PLAN

In October 2001, the Company implemented a defined contribution plan covering all employees who have three months of service with the Company. The Plan allows participants to make voluntary pre-tax contributions, which are partially matched by the Company. For the year ended December 31, 2001, employer contributions were approximately $93,000.

SAN HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Purchase of ITIS Services, Inc.

        The following unaudited pro forma condensed financial information of SAN Holdings, Inc. (SANZ) gives effect to the acquisition of all of the outstanding stock of ITIS Services, Inc. (ITIS) and reflects the assumptions and adjustments described in the accompanying notes. The unaudited condensed pro forma balance sheet as of September 30, 2001 presents the financial position of SANZ assuming the acquisition occurred on that date. The unaudited condensed pro forma statements of operations for the nine months ended September 30, 2001 and year ended December 31, 2000 give effect to the acquisition as if it occurred on January 1, 2000. The pro forma adjustments are based upon available information and certain assumptions that SANZ believes are reasonable.

        The unaudited pro forma financial information is not indicative of the results that would have occurred if the merger had occurred on the date indicated or which may be realized in the future. The following unaudited pro forma financial information is based upon the historical financial statements of SANZ and ITIS and should be read in conjunction with such historical financial statements of the companies, and the notes thereto, previously filed with the Commission.

SAN Holdings, Inc.
Unaudited Pro Forma Condensed Balance Sheet
September 30, 2001

                                                                                    Pro forma
                                                       SANZ          ITIS           adjustments          Pro forma
                                                       ----          ----           -----------          ---------
Current Assets
  Cash ........................................   $  2,762,579   $    168,624    $   (250,000)(a)(b)   $  2,681,203
  Accounts receivable .........................      4,953,997      3,113,611            --               8,067,608
  Notes receivables ...........................         61,836           --              --                  61,836
  Prepaid expenses ............................        120,144           --              --                 120,144
  Inventory ...................................        279,445        116,909            --                 396,354
  Investment securities - available for sale ..        320,419           --              --                 320,419
                                                  ------------   ------------    ------------          ------------
                                                     8,498,420      3,399,144        (250,000)           11,647,564
                                                  ------------   ------------    ------------          ------------

Property and equipment, net ...................        859,093        606,565            --               1,465,658
                                                  ------------   ------------    ------------          ------------
Other Assets
  Goodwill ....................................      2,787,754           --        14,282,201(a)         17,069,955
  Other .......................................        171,682         85,398            --                 257,080
                                                  ------------   ------------    ------------          ------------
                                                     2,959,436         85,398      14,282,201            17,327,035
                                                  ------------   ------------    ------------          ------------

Total Assets ..................................   $ 12,316,949   $  4,091,107    $ 14,032,201          $ 30,440,257
                                                  ============   ============    ============          ============
Liabilities & Stockholders' Equity

Current Liabilities
  Accounts payable ............................   $  2,194,919   $  2,096,914    $       --            $  4,291,833
  Accrued liabilities .........................      3,657,802        256,984            --               3,914,786
  Short-term note payable .....................         91,852        100,000        (100,000)(b)            91,852
                                                  ------------   ------------    ------------          ------------
                                                     5,944,573      2,453,898        (100,000)            8,298,471
                                                  ------------   ------------    ------------          ------------
Long-term note payable ........................        213,915           --              --                 213,915

Stockholders' equity ..........................      6,158,461      1,637,209      14,132,201(a)         21,927,871
                                                  ------------   ------------    ------------          ------------

                                                  $ 12,316,949   $  4,091,107    $ 14,032,201          $ 30,440,257
Total Liabilities and Stockholders' Equity ....   ============   ============    ============          ============

20

SAN Holdings, Inc.
Unaudited Pro Forma Condensed Statement of Operations
Nine Months Ended September 30, 2001

                                                                                   Pro forma
                                                 SANZ             ITIS            adjustments        Pro forma
                                                 ----             ----            -----------        ---------

Revenue .................................   $ 14,374,984      $  7,454,074      $      --            21,829,058
Cost of sales ...........................     12,036,352         5,854,333             --            17,890,685
                                            ------------      ------------      ------------       ------------
Gross margin ............................      2,338,632         1,599,741             --             3,938,373
                                            ------------      ------------      ------------       ------------

Operating expenses ......................      5,252,233         3,658,419          (280,545)(c)(d)   8,630,107
Depreciation and amortization ...........        361,841           108,019             --               469,860
                                            ------------      ------------      ------------       ------------
                                               5,614,074         3,766,438          (280,545)         9,099,967
                                            ------------      ------------      ------------       ------------

Operating loss ..........................     (3,275,442)       (2,166,697)          280,545         (5,161,594)
                                            ------------      ------------      ------------       ------------

Interest and other income ...............         34,313            65,760              --              100,073
Interest expense ........................        (41,168)             --                --              (41,168)
                                            ------------      ------------      ------------       ------------
                                                  (6,855)           65,760              --               58,905
                                            ------------      ------------      ------------       ------------

Net loss ................................   $ (3,282,297)     $ (2,100,937)     $    280,545       $ (5,102,689)
                                            ============      ============      ============       ============

Net loss per share - basic and diluted ..   $      (0.27)                                          $      (0.17)
                                            ============                                           ============

Weighted average shares
outstanding - basic and diluted .........     12,319,931                                             30,831,193
                                            ============                                           ============

21

SAN Holdings, Inc.
Unaudited Pro Forma Condensed Statement of Operations
Year Ended December 31, 2000

                                                                                 Pro forma
                                                  SANZ              ITIS         Adjustments            Pro forma
                                                  ----              ----         -----------            ---------

Revenue .................................... $ 18,310,413      $  2,950,333              --            $ 21,260,746
Cost of sales ..............................   13,708,020         2,112,446              --              15,820,466
                                             ------------      ------------      ------------          ------------
Gross margin ...............................    4,602,393           837,887              --               5,440,280
                                             ------------      ------------      ------------          ------------
Operating expenses .........................    8,890,743         2,241,282          (426,535)(c)(d)     10,705,490
Depreciation and amortization ..............      400,960            51,954              --                 452,914
                                             ------------      ------------      ------------          ------------
                                                9,291,703         2,293,236          (426,535)           11,158,404
                                             ------------      ------------      ------------          ------------
Operating loss .............................   (4,689,310)       (1,455,349)          426,535            (5,718,124)
                                             ------------      ------------      ------------          ------------
Interest and other income ..................       85,211            59,273              --                 144,484
Interest expense ...........................     (140,940)             --                --                (140,940)
                                             ------------      ------------      ------------          ------------
Total other income/(expense) ...............      (55,729)           59,273              --                   3,544
                                             ------------      ------------      ------------          ------------
Net loss ................................... $ (4,745,039)     $ (1,396,076)     $    426,535          $ (5,714,580)
                                             ============      ============      ============          ============

Net loss per share - basic and diluted ..... $      (0.62)                                             $      (0.22)
                                             ============                                              ============

Weighted average shares
outstanding - basic and diluted ............    7,686,000                                                26,197,262
                                             ============                                              ============

22

SAN Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Financial Information

The unaudited pro forma condensed financial information gives effect to the acquisition of all of the outstanding stock of ITIS Services, Inc. (ITIS). Consideration consisted of 18,511,262 shares of SAN Holdings, Inc.(SANZ) common stock valued at $14 million, options to acquire 3,315,050 shares of SANZ common stock valued at $2 million and approximately $150,000 of acquisition costs.

The unaudited pro forma condensed financial information reflects the following adjustments:

(a)	to reflect the consideration given to acquire ITIS and related purchase accounting adjustments.

(b)	to reflect the pay off of the ITIS short-term note payable at acquisition.

(c)	to reflect the elimination of duplicative corporate overhead expenses of $375,000 for the nine months ended September 30, 2001 and $500,000 for the year ended December 31, 2000.

(d)	to reflect the amortization of deferred stock-based compensation related to unvested options issued as part of the acquisition. Amortization of deferred stock-based compensation was $94,455 for the nine months ended September 30, 2001 and $73,465 for the year ended December 31, 2000.

ITIS Services LLC

Financial Statements
December 31, 2000

PricewaterhouseCoopers LLP
300 Atlantic Street
P.O. Box 9316
Stamford CT 06904-9316
Telephone (203) 539-3000
Facsimile (203) 539-3001

Report of Independent Accountants

To the Management Committee of
ITIS Services LLC

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in members’ equity and of cash flows present fairly, in all material respects, the financial position of ITIS Services LLC (the “Company”) at December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a limited operating history and has incurred a loss from operations since its inception. These circumstances raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ PricewaterhouseCoopers LLP
August 23, 2001

ITIS Services LLC
Balance Sheet
December 31, 2000

___________________________________________________________________________________________________

Assets
Current assets:
  Cash and cash equivalents ......................................    $ 3,289,165
  Accounts receivable ............................................        607,303
  Prepaid expenses and other current assets ......................         84,473
                                                                      -----------
       Total current assets ......................................      3,980,941

  Inventory ......................................................         82,385
  Property and equipment, net of accumulated
   depreciation of $51,954 .......................................        264,209
                                                                      -----------
       Total assets ..............................................    $ 4,327,535
                                                                      ===========

Liabilities and Members' Equity

Current liabilities:
  Accounts payable ...............................................    $   544,575
  Related party accounts payable .................................          5,000
  Accrued wages ..................................................         29,311
  Other accrued liabilities ......................................         18,725
                                                                      -----------
       Total current liabilities .................................        597,611
                                                                      -----------

  Commitments and contingencies

  Members' equity ................................................      3,729,924
                                                                      -----------
     Total liabilities and members' deficit ......................    $ 4,327,535
                                                                      ===========

The accompanying notes are an integral part of these financial statements.

ITIS Services LLC
Statement of Operations
For the year ended December 31, 2000

___________________________________________________________________________________________________

Revenue from:

  Sales ....................................................          $ 2,609,893
  Consulting services ......................................              340,440
                                                                      -----------
       Total revenue .......................................            2,950,333

Cost and expenses:

  Cost of goods sold .......................................            2,012,346
  Cost of services .........................................              100,100
  Selling, general and administrative ......................            2,241,282
  Depreciation and amortization ............................               51,954
                                                                    -----------
       Total costs and expenses ............................            4,405,682
                                                                    -----------

Loss from operations .......................................           (1,455,349)
Interest income ............................................               59,273
                                                                    -----------

Net loss ...................................................          $(1,396,076)
                                                                    ===========

The accompanying notes are an integral part of these financial statements.

ITIS Services LLC
Statement of Changes in Members’ Equity
For the year ended December 31, 2000

___________________________________________________________________________________________________

Members' equity at January 1, 2000 ..................  $     --

Contributions from members ..........................        1,000

Issuance of convertible preferred Series A Units ....    5,125,000

Net loss ............................................   (1,396,076)
                                                       -----------

Members' equity at December 31, 2000 ................  $ 3,729,924
                                                       ===========

The accompanying notes are an integral part of these financial statements.

ITIS Services LLC
Statement of Cash Flows
For the year ended December 31, 2000

___________________________________________________________________________________________________

Cash flows from operating activities:
  Net loss ........................................................   $(1,396,076)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
   Depreciation ...................................................        51,954
   Changes in assets and liabilities:
     Increase in accounts receivable ..............................      (607,303)
     Increase in prepaid expenses and other current assets ........       (84,473)
     Increase in inventory ........................................       (82,385)
     Increase in accounts payable .................................       544,575
     Increase in related party payable ............................         5,000
     Increase in accrued wages ....................................        29,311
     Other accrued liabilities ....................................        18,725
                                                                      -----------

   Net cash used in operating activities ..........................    (1,520,672)
                                                                      -----------

Cash flows from investing activities:
  Capital expenditures ............................................      (316,163)
                                                                      -----------

   Net cash used in investing activities ..........................      (316,163)
                                                                      -----------

Cash flows from financing activities:
    Cash received for membership interests ........................     5,126,000
                                                                      -----------

   Net cash provided by financing activities ......................     5,126,000
                                                                      -----------

   Net increase in cash ...........................................     3,289,165

   Cash and cash equivalents, beginning of period .................             0
                                                                      -----------
   Cash and cash equivalents, end of period .......................   $ 3,289,165
                                                                      ===========

The accompanying notes are an integral part of these financial statements.

ITIS Services LLC
Notes to Financial Statements

___________________________________________________________________________________________________

1.         Business and Organization

Formation of the Business
ITIS Services LLC. (the “Company”) was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) on November 15, 1999. As of January 1, 2000, the Company acquired substantially all of the assets and assumed certain liabilities of ITIS Inc., and commenced operations on that date. The Company principally operates as a reseller of computer software and hardware and a provider of related services.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history and has incurred losses from operations since its inception. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters include expanding its market share as well as seeking additional financing arrangements. As discussed in Note 8, the Company also undertook a restructuring in June 2001 in order to reduce operating expenses. Although, management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient fees for its services or financing on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Limited Liability Company Agreement
The Company has been organized as a limited liability company. The owners of an interest in a limited liability company are called “members” and are not individually liable for the obligations and liabilities of the entity.

Pursuant to the Limited Liability Company Operating Agreement (the “Agreement”), the members of the Company have approved a management committee. The Agreement also contains certain restrictions with regard to the disposition/transfer of individual membership interests.

2.         Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk and Significant Customers
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize risk, ongoing credit evaluations of customers’ financial condition are performed, although collateral generally is not required. At December 31, 2000, three customers accounted for 52.8%, 20.2% and 18.6% of gross accounts receivable.

Inventories The inventory balance primarily reflects goods that have shipped, but, have not been received by the customer as of year end. It is not the company’s business practice to stock inventory.

Property and Equipment
Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Revenue Recognition
The Company’s revenue is derived from primarily two sources: (i) resale and installation of computer hardware and software and (ii) service revenue, derived primarily from providing consulting services to end users.

Revenue is recognized upon execution of a contract and completion of delivery and service obligations, provided that no uncertainties regarding customer acceptance exist and collection of the related receivable is probable.

Income Taxes
The Company, as an LLC, is taxed as a partnership for federal and state tax purposes. There are no entity level income taxes imposed by jurisdictions in which the Company conducts its business and, therefore, these financial statements do not reflect any federal or state income tax expense. The profit or loss is deemed passed through to the members of the LLC and they are obligated to report such profit or loss on their own tax returns in the relevant jurisdictions.

Equity Compensation The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for equity awards.

Fair Value of Financial Instruments
The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are short term in nature, and accordingly, their carrying value approximates fair value.

3.         Property and Equipment

                                               Estimated
                                              useful life
                                                     (years)
                                              -----------

     Software                                       2       $   100,000
     Computer equipment                             3           212,113
     Furniture and fixtures                         5             4,050
                                                             ----------
                                                               316,163
     Less - accumulated depreciation                            (51,954)
                                                             ----------
                                                            $   264,209
                                                             ==========
Depreciation expense for the year ended December 31, 2000 was $51,954.

4.         Commitments and Contingencies

The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $131,535 for the year ended December 31, 2000.

Future minimum lease payments under noncancelable operating leases at December 31, 2000 are as follows:

               Years ending December 31:
               2001                                         $ 226,559
               2002                                           166,029
               2003                                            74,119
               2004                                            12,657
               2005                                                 0
                                                            ---------
                                                            $ 479,364
                                                            =========
The Company may be party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that there is not any substantive litigation and claims against the Company. However, in the event such litigation or claims arise, it could result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

5.         Classes or Series of Equity

The issued and outstanding equity of the Company, in the form of Units, consists of one series of Preferred Units and two classes of Common Units (Class A Common Units and Class B Common Units).

The Preferred Units possesses certain rights, powers and preferences senior to those of the Common Units. At December 31, 2000, there were 12,058,842 Preferred Units issued and outstanding. In general, upon any sale or other liquidation of the Company, the holders of the Preferred Units are entitled to preferential distributions equal to the amount of the original investment of such holders, as adjusted for prior distributions. Once the holders of the Preferred Units receive such preferential distribution, the holders of the Common Units are entitled to receive a like amount per Unit. After both the Preferred Units and the Common Units have received such distribution, the Preferred Units and the Common Units share in further distributions on a pari passu basis. In general, the holders of the Preferred Units also have the right to elect two members of the Company’s Board of Managers (referred to as “Series A Managers”), and the approval of the Series A Managers and/or the holders of the Preferred Units is required in order to approve certain actions by the Company. Excepting only the foregoing preferential voting rights, the holders of the Preferred Units vote on an as-converted basis with the holders of the Common Units. The Preferred Units are convertible into Class A Common Units at any time at a specified conversion price and are mandatorily convertible upon a public offering of the Company’s equity securities meeting certain criteria.

The Class B Common Units (which are held by one individual, the current President and Chief Executive Officer of the Company) are entitled to certain liquidation preferences over the Class A Common Units. Upon a sale or other liquidation of the Company, and following the prior distribution of $10,000,000, to the holders of the Class A Common Units (representing the aggregate capital accounts of the holders of the Class A Common Units at the time the Class B Common Units were issued), the holder of the Class B Common Units is entitled to the distribution of the next $1,500,000. Following the distribution of such $1,500,000 to the holder of the Class B Units, the Class A Common Units and the Class B Units are entitled to share in subsequent distributions on a pari passu basis. Excepting only the foregoing preferential distributions, the Class B Common Units are identical to the Class A Common Units in all respects. The Class B Common Units were granted under a Restricted Unit Agreement (see Note 6). At December 31, 2000, there were 42,435,084 and 6,223,056 Class A Units and Class B Units, respectively, issued and outstanding; these amounts include units issued under Restricted Unit Agreements (see Note 6) which are considered issued and outstanding on grant date.

6.         Restricted Units Awards

Under the Company'’s Restricted Units Award Plan, officers and employees may receive grants of restricted units which provide the recipient with the right to vote all units subject to grant, and receive all distributions with respect to such units, whether or not vested. The unrealized gain reflected in the value of the Company as of the grant date is allocated, as of immediately prior to the issuance of the units, to the capital accounts or the then-existing members of the Company; accordingly, the restricted units entitle the grantee to participate solely in gains of the Company realized after the grant date. Grants are made at the discretion of the Board of Managers and generally vest over four years.

The Company applied Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and its related interpretation, FIN 28, Accounting for Stock Appreciation Rights and Other Variable Option or Award Plans in accounting for the Restricted Unit Awards. Since the grantee only participates in realized gains of the Company, there was no compensation expense recorded for the year ended December 31, 2000. Future expense will be recorded when it is probable that the Company will have a realized gain and be measured as the amount of the realized gain to be distributed to grantee.

7.         Related Parties

Raging Knowledge, Inc. (“Raging Knowledge”), a software development company, is considered to be an affiliated entity because major shareholders of Raging Knowledge are also major shareholders of the Company. During a portion of 2000 the Company subleased a portion of its premises to Raging Knowledge. Rent received from Raging Knowledge (or paid by Raging Knowledge directly to the Company’s landlord) is reflected as an offset to rent expense.

Effective November 30, 2000, the Company licensed from Raging Knowledge a customized version of Raging Knowledge’s proprietary software product under a three-year license and software maintenance agreement. The Company recorded software expense of $1,104 at December 31, 2000 related to this agreement.

8.         Subsequent Event

In June 2001, the Company undertook a restructuring in which it closed its Florida and Michigan operations and reduced its total number of employees by approximately 20%. The restructuring was undertaken to reduce costs and to refocus the company’s operations on the northeast markets, exiting the Florida and Michigan markets in which it has achieved very limited sales. Sales by the Florida and Michigan offices totaled less than 10% of the Company’s total sales during the first six months of 2001.

[BACK COVER PAGE OF PROSPECTUS]

No one is authorized to give any information or make any representations not contained in this prospectus. If given or made, such information or representations must be not relied upon, as they have not been authorized by SANZ. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited. The delivery of this prospectus at any time does not imply that the information herein is correct after the date of the prospectus.

SAN HOLDINGS, INC.

                                                                 TABLE OF CONTENTS
                                                                                                                                              Page

Available Information .......................................  2
Prospectus Summary ..........................................  3
Risk Factors ................................................  4                            ________shares
Use of Proceeds .............................................  7                           of common stock
SANZ and Its Business .......................................  7
Market for Our Shares and                                                                   April __, 2002
  Related Shareholder Matters ............................... 14
Management’s Discussion and Analysis of
  Financial Condition and Results of Operations ............. 15
Management .................................................. 18                              PROSPECTUS
Share Ownership of Principal

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers.

        Colorado law permits a corporation to indemnify directors, officers, employees, or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and attorneys’ fees paid or incurred in connection with any proceeding, other than an action by or in the right of the corporation, to which the director, officer, employee or agent may be a party, provided he shall have acted in good faith and shall have reasonably believed:

(a)	in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the corporation, or

(b)	in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

        In connection with an action by a corporation, or to enforce a right of a corporation, against a director, officer, employee or agent, the corporation has the power to indemnify a director, officer, employee or agent for reasonable expenses incurred in connection with the suit:

(a)	if the person acted in good faith and in a manner in or not opposed to the best interests of the corporation, and

(b)	if the person is found liable to the corporation, only if ordered by a court of law.

A corporation may grant additional rights to indemnification to its director, officers, employees, or agents.

Our Articles of Incorporation provide for mandatory indemnification of directors and officers to the fullest extent permitted by, and in accordance with, Colorado law, and permit indemnification of other persons to the extent authorized from time to time by the board of directors. The right to indemnification includes the right to have SANZ pay in advance the expenses incurred in defending these proceedings, so long as there is an agreement to repay these expenses if it is ultimately determined that the person is not entitled to be indemnified for them.

Colorado law permits SANZ to purchase and maintain insurance policies that protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. These policies may provide for indemnification whether or not SANZ otherwise would be able to provide it. SANZ has officers and directors liability insurance which provides coverage for certain liabilities which may be claimed to arise under the Securities Act.

Insofar as indemnification for Securities Act liabilities may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, indemnification for Securities Act liabilities is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.      Other Expenses of Issuance and Distribution.

        The following table shows all expenses of the issuance and distribution of the securities offered hereby to be paid by the Small business issuer.

         SEC filing fee                            $ 2,500
         Printing costs                              1,000
         Legal fees                                 15,000
         Accounting fees                            10,000
         Miscellaneous                                 500

                  Total                            $29,000
                                                   =======

        All amounts listed above, except for the registration fee, are estimates. The small business issuer will pay all expenses itemized above. Sales agent discounts and commissions to any brokers or dealers will be borne by the selling shareholders for the shares offered by the selling shareholders.

Item 26. Recent Sales of Unregistered Securities. During the three years preceding the initial filing of this registration statement, the Small business issuer sold securities that were not registered under the Act in the transactions described below. In each instance, SANZ relied on Section 4(2), Regulation D or Regulation S under the Act for the exemption from the registration requirements, the following circumstances apply: Each sale was effected with a limited number of persons in a private transaction not involving a public offering. Each investor was able to fend for himself in the transaction, each investor was furnished with information concerning SANZ, and each had the opportunity to verify the information supplied. Additionally, SANZ obtained a signed representation from each investor as to his or her intent to acquire the common stock of SANZ for the purpose of investment only and not with a view toward the subsequent distribution thereof; each of the certificates representing the common stock issued to the foregoing persons has been embossed with a legend restricting transfer of the common stock represented thereby; and SANZ has issued stop transfer instructions to its Transfer Agent concerning the certificates representing all of the shares issued pursuant as described below.

A.	In 1999, we issued 290,719 shares, valued at $237,000, in conjunction with the settlement of indebtedness to shareholders that was in default.

B.	In October 1999, we issued 8,334 shares to an existing shareholder upon conversion of a debenture.

C.	In November 1999, we issued 253,006 shares to an accredited investor upon conversion of $91,082 in debt we owed to the investor.

D.	During November 1999, we issued a total of 12,000 shares to seven partners of a law firm as payment for prior legal services.

E.	In December 1999, we issued 1,275 shares, valued at $47,750, as a dividend to preferred shareholders.

F.	In November 1999, we issued 49,048 shares, valued at $35,315, to Estate Management Services, at that time a principal shareholder, in connection with termination of a consulting agreement dated July 1, 1998.

G.	During the quarter ended March 31, 2000, we issued 70,067 shares upon exercise of outstanding warrants.

H.	During March 2000, the Company sold 1,134,526 shares of Series AA preferred stock and 363,734 units of Series AAA preferred stock for net proceeds of $1,530,291 and $898,350, respectively. Each unit of Series AAA preferred stock consisted of one Series AAA preferred share and a warrant to purchase one share of common stock exercisable at $3.50 per share and one share of common stock exercisable at $5.00 per share.

I.	During March and April 2000, we completed a private placement of 170,667 shares of common stock with warrants to purchase 1,000,000 shares at $9.00 per share for net proceeds of $515,001 (net of offering costs of $55,000).

J.	On January 21, 2000, we issued 88,888 shares of common stock, valued at $153,332, $1,800,000 in cash, and $951,000 in promissory notes in connection with our acquisition of all the outstanding stock of Co Comp, Inc.

K.	On June 27, 2000, we acquired Value Technologies, Inc. for $130,000 in cash and 143,750 shares of common stock valued at $503,125.

L.	On June 30, 2001, we completed a private placement of 8,960,488 shares of common stock, warrants to purchase 2,207,747 shares of common stock at $.625 per share and warrants to purchase 2,207,747 shares of common stock at $1.25 per share for net proceeds of $4,848,115 (net of offering costs of $699,167). Additionally, we issued warrants to purchase 1,156,942 shares of common stock at $.625 per share and warrants to purchase 271,000 shares of common stock at $1.15 per share for sales commissions incurred in connection with the private placement.

The Units were offered and sold to accredited U.S. investors and to offshore investors. The Units were offered in the U.S. through Bathgate McColley Capital Group LLC (BMCG) and outside the U.S. through Falcon Capital (the “Placement Agents”). BMCG was paid cash commissions equal to 10%, and a non-accountable expense allowance equal to 5%, of the gross offering proceeds of their sales. In addition, BMCG was granted Placement Agent’s warrants exercisable for five years after their issuance to purchase 837,381 shares of common stock at $0.625 per share. Falcon Capital was paid cash commissions equal to 10%, and a non-accountable expense allowance equal to 2%, of the gross offering proceeds of their sales. In addition, Falcon Capital was issued 100,000 shares of common stock and issued five-year warrants to purchase 203,003 shares at $.625 per share.

The offering was made in accordance with exemptions from registration provided by Section 4(2) and Regulation S under the Securities Act, in reliance on the following circumstances: Outside the U.S., all offers and sales were made in “offshore transactions” as defined in Regulation S and no directed selling efforts were made in the U.S. In the U.S., the offering was directed to a limited number of persons in a private transaction not involving a public offering. All U.S. investors represented, and the Company reasonably believed, that they were accredited investors who were able to fend for themselves in the transaction. Each investor was furnished with information concerning the Company and each had the opportunity to verify the information supplied. The Company obtained a signed representation from each investor as to his or her intent to acquire the securities for investment only and not with a view toward the subsequent distribution thereof. Additionally, all of the certificates issued in the offshore and in the U.S. offerings bear “restricted” legends, and the Company has issued “stop transfer” instructions to its Transfer Agent

M.	In October 2001, we acquired certain assets of ECOSoftware Systems in exchange for $150,000, a note payable in the amount of $80,000, a warrant to purchase 100,000 shares of common stock at $1.00 per share, and 250,000 shares of the Company’s common stock valued at $200,000.

N.	Effective December 31, 2001, we acquired all of the outstanding stock of ITIS Services, Inc. (ITIS) in exchange for 18,511,262 shares of common stock valued at $13,883,446, options to acquire 3,315,050 shares of common stock valued at $1,966,852, and approximately $500,000 of acquisition costs

O.	In 2001, we granted warrants to purchase 300,00 shares of common stock at $.81 to $1.00 per share to an employee and warrants to purchase 500,000 shares of common stock at $1.00 to $2.00 per share, as consideration for certain consulting services.

P.	On March 25, 2002, we closed a private offering of units at $6,800 per unit, that raised $798,456, net of fees. Each unit consisted of 10,000 shares and a five- year warrant to purchase 2,000 shares at $.85 per share. A total of 1,415,700shares and 431,450 warrants, including those issued as placement agent compensation, were issued in this offering.

Item 26. Exhibits. The following is a complete list of exhibits filed as part of this registration statement, which exhibits are incorporated herein.

Exhibit Number	Description	Location
2.1

Agreement and Plan of Merger dated December 10, 2001 by and among SAN Holdings, Inc., ITIS Acquisition Corp. and ITIS Services, Inc., including exhibits thereto, but omitting listed schedules which will be furnished to the staff upon request

Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated December 19, 2001, filed December 31, 2001
3.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001
3.2	By-laws, as amended	Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-KSB for the year ended December 31, 1999
5.1	Opinion of Counsel as to the legality of the Shares Registered for Sale	Filed herewith
10.1	Share Exchange Agreement dated January 7, 2000 between Citadel Environmental Group and Storage Area Networks	Incorporated by reference to Exhibit 10 to the Current Report on Form 8-K dated January 7, 2000, filed January 24, 2000
10.2	Purchase Agreement dated January 21, 2000 by and among the Company, Storage Area Networks and Brent J. Duckworth	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated January 21, 2000, filed January 31, 2000
10.3	Purchase Agreement dated January 21, 2000 by and among the Company, Storage Area Networks and Lawrence J. Chisesi	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K dated January 21, 2000, filed January 31, 2000
10.4	Purchase Agreement dated January 21, 2000 by and among the Company, Storage Area Networks and Kent A. Shields	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K dated January 21, 2000, filed January 31, 2000
10.5	Agreement and Plan of and Reorganization dated June 19, 2000, by and among SAN Holdings, Inc., Value Tech Acquisition Corporation and Value Technology, Inc.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated June 28, 2000, filed July 12, 2000
10.6	Credit and Security Agreement, dated May 31, 2001, by and between Storage Area Networks, Inc., and Wells Fargo Business Credit, Inc.	Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001
10.7	Executive Employment Agreement - John Jenkins	Incorporated by reference to the like numbered exhibit in the Form 10-KSB for the year ended December 31, 2001.

Exhibit Number	Description	Location
10.8	Executive Employment Agreement - Fred T. Busk, III	Incorporated by reference to the like numbered exhibit in the Form 10-KSB for the year ended December 31, 2001.
10.9	Executive Employment Agreement - Brendan T. Reilly	Incorporated by reference to the like numbered exhibit in the Form 10-KSB for the year ended December 31, 2001.
10.10	Executive Employment Agreement - Hugh A. O'Reilly	Incorporated by reference to the like numbered exhibit in the Form 10-KSB for the year ended December 31, 2001.
10.11	Executive Employment Agreement - F. William Tilt	Incorporated by reference to the like numbered exhibit in the Form 10-KSB for the year ended December 31, 2001.
10.12	2001 Stock Option Plan	Incorporated by reference to Exhibit 99.1 in the Form S-8 (File No. 333-81910) filed January 31, 2002.
10.13	2002 Stock Option Plan	Incorporated by reference to Exhibit 99.2 in the Form S-8 (File No. 333-81910) filed January 31, 2002.
21.1	List of Subsidiaries	Incorporated by reference to the like numbered exhibit in the Form 10-KSB for the year ended December 31, 2001.
23.1	Consent of Grant Thornton LLP	Filed herewith
23.2	Consent of Causey Demgen & Moore Inc.	Filed herewith
23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith
23.4	Consent of Key Law Firm, PC	See Exhibit 5.1

Item 28.      Undertakings.

        A.    The undersigned small business issuer hereby undertakes:

        (1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                 (i)   Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                 (iii)   Include any additional or changed material information on the plan of distribution.

        (2)    That, for the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3)    To file a post-effective amendment to remove from registration any of the securities remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, (suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Castle Rock, State of Colorado, on April 26, 2002.

                                                                                                                                        SAN Holdings, Inc.
                                                                                                                                          (Registrant)

Date:              April 26, 2002                                                                     /s/ John Jenkins
                                                                                                                       John Jenkins
                                                                                                                       President and Chief Executive Officer

Date:              April 26, 2002                                                                     /s/ Holly J. Burlage
                                                                                                                       Holly J. Burlage
                                                                                                                       Senior Vice President and Treasurer
                                                                                                                       (Principal Financial and Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date:              April 26, 2002                                                                      /s/ Robert K. Brooks
                                                                                                                       Robert K. Brooks, Director

Date:              April 26, 2002                                                                      /s/ Fred T. Busk, III
                                                                                                                       Fred T. Busk, III, Director

Date:              April 26, 2002                                                                      /s/ William R. Hipp
                                                                                                                       William R. Hipp, Director

Date:              April 26, 2002                                                                      /s/ John Jenkins
                                                                                                                       John Jenkins, Director

Date:              April 26, 2002                                                                      /s/ Brendan T. Reilly
                                                                                                                       Brendan T. Reilly, Director